                        ==============================





                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          INTERNATIONAL POST LIMITED,

                          VIDEO SERVICES CORPORATION

                                      AND

          LOUIS H. SIRACUSANO, ARNOLD P. FEROLITO AND DONALD H. BUCK





                        ==============================



                                 JUNE __, 1997



                        ==============================

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                              TABLE OF CONTENTS
                              -----------------
                                                                           Page
                                                                           ----

ARTICLE I
     THE MERGER............................................................  1

Section 1.1.  Filing of Certificate of Merger; Effective Time of
                the Merger.................................................  1

Section 1.2.  Closing......................................................  1

Section 1.3.  Effects of the Merger........................................  2

ARTICLE II
     EFFECT OF THE MERGER ON THE
     CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS.........................  2

Section 2.1.  Effect on Capital Stock......................................  2
       (a)      Conversion Number for Video Common Stock...................  2
       (b)      Cancellation of Treasury Stock and Other Video
                  Common Stock.............................................  3
       (c)      Cancellation of IPL Common Stock...........................  3
       (d)      Fractional Shares. ........................................  3

Section 2.2.  Exchange of Certificates.....................................  3

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF IPL.................................  4

Section 3.1.  Organization, Standing and Power.............................  4

Section 3.2.  Capital Structure............................................  4

Section 3.3.  Authority Relative to this Agreement.........................  5

Section 3.4.  SEC Documents; Financial Statements..........................  7

Section 3.5.  Information Supplied.........................................  7

Section 3.6.  Absence of Certain Changes or Events.........................  8

Section 3.7.  Litigation...................................................  8

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                                                                           ----

Section 3.8.  Taxes........................................................  9

Section 3.9.  Benefit Plans................................................ 12

Section 3.10.  Labor Relations............................................. 14

Section 3.11.  Authorizations and Compliance with Laws..................... 14

Section 3.12.  Insurance................................................... 14

Section 3.13.  Title to Real Properties.................................... 15

Section 3.14.  Environmental Laws.......................................... 16

Section 3.15.  Contracts................................................... 17

Section 3.16.  Intellectual Property....................................... 17

Section 3.17.  Related Party Transactions.................................. 18

Section 3.18.  Opinion of Financial Adviser................................ 18

Section 3.19.  No Undisclosed Material Liabilities......................... 18

Section 3.20.  Vote Required............................................... 18

Section 3.21.  Certain Agreements.......................................... 18

Section 3.22.  Brokers or Finders.......................................... 19

Section 3.23.  NASDAQ Listing.............................................. 19

Section 3.24.  Subsidiaries................................................ 19

Section 3.25.  Title to and Condition of Certain Personal Property......... 19

Section 3.26.  Status of Agreements and Business Relationships............. 19

Section 3.27.  Customers and Suppliers..................................... 19

Section 3.28.  Absence of Certain Commercial Practices..................... 19

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                                                                           Page
                                                                           ----

Section 3.29.  Books and Records........................................... 20

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF VIDEO............................... 20

Section 4.1.  Organization, Standing and Power............................. 20

Section 4.2.  Capital Structure............................................ 21

Section 4.3.  Authority Relative to this Agreement......................... 21

Section 4.4.  Financial Statements......................................... 22

Section 4.5.  Information Supplied......................................... 23

Section 4.6.  Absence of Certain Changes or Events......................... 23

Section 4.7.  Litigation................................................... 24

Section 4.8.  Taxes........................................................ 24

Section 4.9.  Benefit Plans................................................ 27

Section 4.10.  Labor Relations............................................. 29

Section 4.11.  Authorizations and Compliance with Laws..................... 29

Section 4.12.  Insurance................................................... 29

Section 4.13.  Title to Real Properties.................................... 30

Section 4.14.  Environmental Laws.......................................... 31

Section 4.15. Contracts.................................................... 33

Section 4.16.  Intellectual Property....................................... 33

Section 4.17.  Related Party Transactions.................................. 33

Section 4.18.  No Undisclosed Material Liabilities......................... 33

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                                                                           Page
                                                                           ----

Section 4.19.  Certain Agreements.......................................... 34

Section 4.20.  Brokers or Finders.......................................... 34

Section 4.21.  Subsidiaries................................................ 34

Section 4.22.  Title to and Condition of Certain Personal Property......... 34

Section 4.23.  Status of Agreements and Business Relationships............. 34

Section 4.24.  Customers and Suppliers..................................... 35

Section 4.25.  Absence of Certain Commercial Practices..................... 35

Section 4.26.  Books and Records........................................... 35

Section 4.27.  Spin-Off Transaction and Contribution Transaction........... 35

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS........................ 36

Section 5.1.  Ownership of Video Common Stock.............................. 36

Section 5.2.  Authority Relative to this Agreement......................... 37

Section 5.3.  Information Supplied......................................... 37

Section 5.4.  Restricted Securities........................................ 37

ARTICLE VI
     COVENANTS RELATING TO CONDUCT
     OF BUSINESS PENDING THE MERGER........................................ 38

Section 6.1.  Ordinary Course.............................................. 38

Section 6.2.  Governing Documents.......................................... 38

Section 6.3.  Issuance of Securities....................................... 38

Section 6.4.  Dividends; Changes in Stock.................................. 39

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                                                                           Page
                                                                           ----

Section 6.5.  Acquisition Proposals........................................ 39

Section 6.6.  No Acquisitions.............................................. 39

Section 6.7.  No Dispositions.............................................. 39

Section 6.8.  Indebtedness; Leases......................................... 40

Section 6.9.  Advice of Changes; Filings................................... 40

Section 6.10.  Employee Arrangements....................................... 40

Section 6.11.  No Dissolution, Etc......................................... 41

Section 6.12.  No Action................................................... 41

ARTICLE VII
     ADDITIONAL AGREEMENTS................................................. 41

Section 7.1.  Preparation of the Registration Statement and
                Proxy Statement............................................ 41

Section 7.2.  Letters of Accountants....................................... 42

Section 7.3.  Access to Information........................................ 42

Section 7.4.  Meeting of IPL Stockholders.................................. 42

Section 7.5.  Legal Conditions to Merger................................... 42

Section 7.6.  NASDAQ....................................................... 42

Section 7.7.  Management Options........................................... 43

Section 7.8.  Fees and Expenses............................................ 43

Section 7.9.  Indemnification.............................................. 43

Section 7.10.  Additional Agreements; Commercially Reasonable Efforts...... 44

Section 7.11.  Reserved Shares of IPL Common Stock......................... 45

                                                                           Page
                                                                           ----

Section 7.12.  Tax Treatment............................................... 45

Section 7.13.  Spin-Off Transaction/Insurance.............................. 45

Section 7.14.  Contribution Agreement...................................... 45

Section 7.15.  Video Subsidiaries.......................................... 46

Section 7.16.  (a)  Stock Resale Agreement................................. 46

               (b)  Registration Rights Agreement.......................... 46

Section 7.17.  Fairness Opinion............................................ 46

Section 7.18.  Committee Review............................................ 47

Section 7.19.  Replacement of Shares....................................... 47

Section 7.20.  Voting Agreement............................................ 47

Section 7.21.  Non-Compete................................................. 47

Section 7.22.  Tag-Along Rights Agreement.................................. 47

ARTICLE VIII
     CONDITIONS OF MERGER.................................................. 47

Section 8.1.  General Conditions to Obligation of IPL and Video............ 47
        (a)     Stockholder Approval....................................... 48
        (b)     NASDAQ Listing............................................. 48
        (c)     Employment Agreements...................................... 48
        (d)     Other Approvals............................................ 48
        (e)     Registration Statement. ................................... 48
        (f)     No Injunction or Restraints................................ 48
        (g)     Accountants' Letters....................................... 48
        (h)     Financings................................................. 48
        (i)     No Pending Proceedings..................................... 49
        (j)     Fairness Opinion........................................... 49
        (k)     Losses Escrow Agreement.................................... 49
        (l)     Qualification To Do Business............................... 49

                                                                           Page
                                                                           ----

Section 8.2.  Additional Conditions to Obligation of IPL................... 49
       (a)      Representations and Warranties............................. 49
       (b)      Agreements and Covenants................................... 49
       (c)      No Material Adverse Change................................. 49
       (d)      Compliance Certificate..................................... 49
       (e)      Stock Resale Agreement..................................... 49
       (f)      Contribution Agreement..................................... 50
       (g)      Videotape and Video Dub.................................... 50
       (h)      Environmental Reports...................................... 50
       (i)      Authority.................................................. 50
       (j)      Opinion of Counsel......................................... 50
       (k)      Approvals and Filings...................................... 50
       (l)      FIRPTA Certificates........................................ 50
       (m)      Estoppel Certificates...................................... 50
       (n)      Certificates of Occupancy.................................. 50
       (o)      Surveys.................................................... 51

Section 8.3.  Additional Conditions to Obligation of Video................. 51
       (a)      Representations and Warranties............................. 51
       (b)      Agreements and Covenants................................... 51
       (c)      No Material Adverse Change................................. 51
       (d)      Compliance Certificate..................................... 51
       (e)      Environmental Reports...................................... 51
       (f)      Authority.................................................. 51
       (g)      Opinion of Counsel......................................... 52
       (h)      Approvals and Filings...................................... 52
       (i)      FIRPTA Certificates........................................ 52
       (j)      Registration Rights Agreement.............................. 52
       (k)      Estoppel Certificates...................................... 52
       (l)      Certificates of Occupancy.................................. 52
       (m)      Approval................................................... 52
       (n)      Security Interest.......................................... 52
       (o)      Surveys.................................................... 52
       (p)      Option Plan................................................ 52
       (q)      Waivers.................................................... 53
       (r)      Agreements................................................. 53
       (s)      Resignation................................................ 53

ARTICLE IX
     TERMINATION, AMENDMENT AND WAIVER..................................... 53

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                                                                           Page
                                                                           ----

Section 9.1.  Termination.................................................. 53

Section 9.2.  Fees and Expenses............................................ 54

Section 9.3.  Effect of Termination........................................ 55

ARTICLE X
     SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
     INDEMNIFICATION; SHAREHOLDERS' REPRESENTATIONS........................ 55

Section 10.1.  Survival of Representations and Warranties.................. 55

Section 10.2.  Indemnification............................................. 55
       (a)      Agreement to Indemnify..................................... 55
       (b)      Threshold.................................................. 57
       (c)      Limitation on Indemnity.................................... 57
       (d)      Indemnification Procedure.................................. 58
       (e)      Contribution............................................... 59
       (f)      Adjustment to Conversion Number............................ 59
       (g)      Leases..................................................... 59
       (h)      Tax Indemnification........................................ 59

ARTICLE XI
     GENERAL PROVISIONS.................................................... 60

Section 11.1.  Notices..................................................... 60

Section 11.2.  Interpretation; Certain Definitions......................... 61

Section 11.3.  Counterparts................................................ 61

Section 11.4.  Entire Agreement; No Third Party Beneficiaries;
                 Rights of Ownership....................................... 62

Section 11.5.  Governing Law............................................... 62

Section 11.6.  Severability................................................ 62

Section 11.7.  Publicity................................................... 62

Section 11.8.  Assignment.................................................. 62

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                                                                           Page
                                                                           ----

Section 11.9.  Remedies Cumulative......................................... 63

Section 11.10.  Representations of Video and IPL........................... 63

Section 11.11.  Remedies Exclusive......................................... 63

Section 11.12.  Waiver..................................................... 63

Section 11.13.  Amendment.................................................. 63

Section 11.14.  Extension; Waiver.......................................... 64

ARTICLE XII
     GLOSSARY.............................................................. 64

                                   SCHEDULES

         IPL DISCLOSURE SCHEDULE
         VIDEO DISCLOSURE SCHEDULE
         SCHEDULE 6.8                 -       STONEHURST LEASE
         SCHEDULE 7.7                 -       MANAGEMENT OPTIONS
         SCHEDULE 7.13                -       SPIN-OFF TRANSACTION
         SCHEDULE 10.2(a)(iv)         -       TAX RESERVES

                                   EXHIBITS

         EXHIBIT 1.1(a)               -       DELAWARE CERTIFICATE
         EXHIBIT 1.1(b)               -       NEW JERSEY CERTIFICATE
         EXHIBIT 1.3(b)               -       DIRECTORS OF SURVIVING CORPORATION
         EXHIBIT 3.18                 -       FAIRNESS OPINION
         EXHIBIT 7.13                 -       SECTION 355 AGREEMENT
         EXHIBIT 7.14                 -       CONTRIBUTION AGREEMENT
         EXHIBIT 7.16(a)              -       STOCK RESALE AGREEMENT
         EXHIBIT 7.16(b)              -       REGISTRATION RIGHTS AGREEMENT
         EXHIBIT 7.19                 -       OPTION LETTER AGREEMENT
         EXHIBIT 7.20                 -       VOTING AGREEMENT
         EXHIBIT 7.22                 -       TAG-ALONG RIGHTS AGREEMENT
         EXHIBIT 8.1(c)(a)            -       SIRACUSANO EMPLOYMENT AGREEMENT
         EXHIBIT 8.1(c)(b)            -       BUCK EMPLOYMENT AGREEMENT
         EXHIBIT 8.1(k)               -       LOSSES ESCROW AGREEMENT
         EXHIBIT 8.2(j)               -       OPINION OF COUNSEL TO VIDEO
         EXHIBIT 8.2(m)               -       FORM OF ESTOPPEL CERTIFICATE
         EXHIBIT 8.3(g)               -       OPINION OF COUNSEL TO IPL
         EXHIBIT 8.3(q)               -       FORM OF OPTION WAIVER
         EXHIBIT 8.3(r)(i)            -       FEROLITO CONSULTING AGREEMENT
         EXHIBIT 8.3(r)(ii)           -       IRWIN SEVERANCE AGREEMENT

                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of June __, 1997 (the "Agreement"), among INTERNATIONAL POST LIMITED, a Delaware corporation ("IPL"), VIDEO SERVICES CORPORATION, a New Jersey corporation ("Video"), and Louis H. Siracusano, Arnold P. Ferolito, and Donald H. Buck, (each, a "Stockholder" and collectively, the "Stockholders"). Unless otherwise defined herein, each capitalized term used herein shall have the meaning attributed to it in the glossary set forth in Article XII hereof.

         WHEREAS, the Boards of Directors of IPL and Video have each determined that it is in the best interests of their respective stockholders for Video to merge with and into IPL (the "Merger") upon the terms and subject to the conditions set forth herein, and have approved the Merger and this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and

         WHEREAS, IPL, Video and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, IPL, Video and (with respect to Articles V, VI, X and XI hereof) the Stockholders hereby agree as follows:


                                   ARTICLE I
                                   THE MERGER

         Section 1.1. Filing of Certificate of Merger; Effective Time of the Merger. Subject to the provisions of this Agreement: (i) a certificate of merger in the form attached as Exhibit 1.1 (a) (the "Delaware Certificate") shall be duly prepared, executed and acknowledged by IPL and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the Delaware General Corporation Law (the "DGCL") simultaneously with the Closing; and (ii) a certificate of merger in the form attached hereto as Exhibit 1.1(b) (the "New Jersey Certificate") shall be duly prepared and shall be executed by each of IPL and Video and thereafter delivered for filing as provided in the New Jersey Business Corporation Act ("NJBCA") simultaneously with the Closing. The Merger shall become effective upon the later of the filing of the New Jersey Certificate with the Secretary of State of the State of New Jersey or the filing of the Delaware Certificate with the Secretary of State of the State of Delaware (the "Effective Time").

         Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York

10036, as soon as practicable following the satisfaction of the conditions set forth in Article VIII, or at such other place, time or date as may be agreed upon by IPL and Video (the date of such Closing being referred to herein as the "Closing Date").

         Section 1.3. Effects of the Merger.

         (a) At the Effective Time and by virtue of the Merger: (i) the separate existence of Video shall cease and Video shall be merged with and into IPL and IPL shall be the Surviving Corporation (IPL and Video are sometimes referred to herein as the "Constituent Corporations" and IPL is sometimes referred to herein as the "Surviving Corporation"); (ii) all of the outstanding capital stock of Video shall be converted as provided in Section 2.1; (iii) the Certificate of Incorporation of IPL as in effect immediately prior to the Effective Time shall be amended to increase the number of authorized shares of IPL Common Stock, from 15,000,000 shares to 25,000,000 shares and to change the corporate name of IPL to "Video Services Corporation" and, as so amended, the Certificate of Incorporation of IPL as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iv) the By-Laws of IPL as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

         (b) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be: (i) four (4) individuals selected by the Stockholders (being the individuals identified on Part (a) of Exhibit 1.3(b), or if they are unable to serve, such other persons as are selected by the Stockholders and are reasonably acceptable to IPL); and (ii) three (3) individuals selected by IPL (being the individuals identified on Part
(b) of Exhibit 1.3(b), or if they are unable to serve, such other persons as are selected by IPL and are reasonably acceptable to Video) who shall hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         (c) At and after the Effective Time, the corporate existence of IPL, with all its rights, privileges, powers and franchises of a public as well as of a private nature, shall continue unaffected and unimpaired by the Merger. The Merger shall have the effects specified in Section 259 of the DGCL.


                                   ARTICLE II
                          EFFECT OF THE MERGER ON THE
                 CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

         Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of IPL or Video:

         (a) Conversion Number for Video Common Stock. Each share of Video Common Stock which shall be issued and outstanding immediately prior to the Effective Time (other than any shares of Video Common Stock to be canceled pursuant to Section 2.l(b)) shall be converted into the right, to receive a number (the "Conversion Number") of fully paid and nonassessable shares of IPL Common Stock, such that the aggregate number of such shares of IPL Common Stock into which all such shares of Video Common Stock shall be converted shall equal 7,223,445. As of the Effective Time, all such shares of Video Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing such shares of Video Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of IPL Common Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest. If, between the date hereof and the Effective Time, the outstanding shares of IPL Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar event, or a stock dividend thereon shall be distributed as of a date prior to the Effective Time, or declared with a record date prior to the Effective Time and a distribution date or comparable effective date after the Effective Time, the Conversion Number set forth above shall be appropriately adjusted to reflect such change.

         (b) Cancellation of Treasury Stock and Other Video Common Stock. All shares of Video Common Stock that are owned by Video or its Subsidiaries as treasury stock shall be cancelled and retired and shall cease to exist, and no securities of IPL or other consideration shall be delivered in exchange therefor.

         (c) Cancellation of IPL Common Stock. Notwithstanding any provision of this Agreement to the contrary, each share of IPL Common Stock owned by Video or any Subsidiary of Video immediately prior to the Effective Time shall by virtue of the Merger become an asset of IPL and shall then immediately be cancelled and retired and shall cease to exist, and no securities, in addition to those contained in clause (a) above, of IPL or other consideration shall be delivered in exchange therefor. The certificates evidencing such shares of IPL Common Stock shall be delivered to IPL at the Closing.

         (d) Fractional Shares. No fractional shares of IPL Common Stock shall be issued in the Merger and no certificate therefor will be issued. In lieu of such fractional shares, any holder of Video Common Stock who would otherwise be entitled to a fraction of a share of IPL Common Stock shall, upon surrender of his certificate or certificates representing Video Common Stock, be paid an amount in cash (without interest) determined by multiplying such fraction by the Market Value at the Effective Time.

         Section 2.2. Exchange of Certificates. Each Stockholder shall deliver to IPL at the Closing certificates representing all shares of Video Common Stock owned by such Stockholder, and, in exchange therefor, IPL shall deliver to each Stockholder certificates representing that number of shares of IPL Common Stock which such Stockholder has the right to receive pursuant to
Section 2.1(a) and the certificates for shares of Video Common Stock so surrendered shall forthwith be cancelled. Until such shares of Video Common Stock are so delivered, certificates representing such shares of Video Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery one or more certificates representing shares of IPL Common Stock as contemplated by this Section 2.2. and the holders thereof shall have no rights whatsoever as stockholders of IPL.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF IPL

         Except as set forth on IPL's disclosure schedule previously delivered to Video (the "IPL Disclosure Schedule"), IPL hereby represents and warrants to Video as follows; provided however, that the parties acknowledge that IPL occupies, through leases of real property, the IPL Leased Property that is leased by IPL or its Subsidiaries (as tenant) from Video or its Affiliates (as landlord) and that notwithstanding the terms of the representations and warranties set forth in this Article III, no breach of any such representation or warranty shall be deemed to exist, to the extent such breach resulted from any act or omission of the Stockholders or their Affiliates, or Video or any of its Subsidiaries or Affiliates (in their capacity as landlord) in, or with respect to such IPL Leased Property (provided that this exception shall not apply to any such breach if the same results from any action or inaction of IPL or its Subsidiaries or Affiliates acting as tenant in respect of such IPL Leased Property):

         Section 3.1. Organization, Standing and Power. Each of IPL and its
Subsidiaries: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect. Correct and complete copies of the Certificate of Incorporation and By-Laws of IPL and its Subsidiaries, each as amended to the date hereof, are attached to the IPL Disclosure Schedule. All Subsidiaries of IPL and their respective jurisdictions of incorporation or organization are identified on the IPL Disclosure Schedule.

         Section 3.2. Capital Structure.

         (a) As of the date hereof, the authorized capital stock of IPL consists of 15,000,000 shares of IPL Common Stock and 3,000,000 shares of IPL Preferred Stock.

         (b) As of the date hereof, 6,226,958 shares of IPL Common Stock are issued and outstanding and -0- shares of IPL Preferred Stock are issued and outstanding.

         (c) As of the date hereof: (i) 841,818 shares of IPL Common Stock are reserved for issuance upon the exercise of options to purchase shares of IPL Common Stock; (ii) no shares of IPL

Common Stock are held by IPL in its treasury or by its Subsidiaries; and (iii) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on all matters on which stockholders may vote ("Voting Debt") are issued or outstanding, other than $6,350,000 principal amount of IPL's 4% convertible subordinated notes due May 4, 2003, which notes do not currently have and will not, solely by virtue of the Merger, or by virtue of the financial condition of the Surviving Corporation immediately thereafter, obtain any right to vote, but are convertible into IPL Common Stock at the rate of $14.00 per share (the "IPL Convertible Notes").

         (d) All outstanding shares of IPL Common Stock are, and all shares of IPL Common Stock which may be issued upon exercise of any outstanding options to purchase IPL Common Stock or upon conversion of the IPL Convertible Notes when issued in accordance with the respective terms thereof will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on the IPL Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of IPL are owned by IPL or a direct or indirect wholly-owned Subsidiary of IPL, free and clear of all Liens and options of any nature. The IPL Disclosure Schedule sets forth all outstanding options granted by IPL to purchase shares of IPL Common Stock, the number of shares of IPL Common Stock for which such options are exercisable, which of such options are currently exercisable, the option exercise price and the identity of the optionee. Except as set forth in this Section 3.2 and on the IPL Disclosure Schedule, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of IPL; (ii) no securities of IPL or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of IPL or any of its Subsidiaries; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which IPL or any of its Subsidiaries is a party or by which it is bound obligating IPL or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of IPL or any of its Subsidiaries or obligating IPL or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in this Agreement, there are not as of the date hereof and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which IPL is a party or by which it is bound relating to the voting of any shares of the capital stock of IPL or its Subsidiaries.

         (e) The shares of IPL Common Stock to be issued pursuant to the Merger, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights created by: (i) statute; (ii) IPL's Certificate of Incorporation or By-Laws; or (iii) any agreement to which IPL is a party or by which it is bound.

         Section 3.3. Authority Relative to this Agreement.

         (a) IPL has all necessary corporate power and corporate authority to execute and deliver this Agreement and, subject, with respect to the consummation of the Merger and the issuance of IPL Common Stock pursuant to the Merger, to approval of this Agreement and the transactions contemplated herein (including the amendment to IPL's Certificate of Incorporation increasing the number of authorized shares of IPL Common Stock and changing IPL's corporate name, the appointment of the directors identified in Exhibit 1.3(b), in each such case as contemplated by Section 1.3 and the New Option Plan) by the affirmative vote of the holders of a majority of the outstanding shares of IPL Common Stock entitled to vote thereon (the "IPL Vote"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IPL subject, with respect to the consummation of the Merger and the issuance of IPL Common Stock pursuant to the Merger, to approval of this Agreement and the transactions contemplated herein (including the amendment to IPL's Certificate of Incorporation increasing the number of authorized shares of IPL Common Stock and changing IPL's corporate name, the appointment of the directors identified in Exhibit 1.3(b), in each such case as contemplated by Section 1.3 and the New Option Plan) by the IPL Vote. This Agreement has been duly executed and delivered by IPL and subject, with respect to the consummation of the Merger and the issuance of IPL Common Stock pursuant to the Merger, to approval of this Agreement and the transactions contemplated herein (including the amendment to IPL's Certificate of Incorporation increasing the number of authorized shares of IPL Common Stock and changing IPL's corporate name, the appointment of the directors identified in Exhibit 1.3(b), in each such case as contemplated by Section 1.3 and the New Option Plan) by the IPL Vote, and, assuming this Agreement constitutes the valid and binding agreement of Video and the Stockholders, constitutes the valid and binding obligation of IPL, enforceable against IPL in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency Laws and by other Laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

         (b) The execution and delivery of this Agreement by IPL does not, and the consummation of the transactions contemplated hereby by IPL will not: (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or By-Laws of IPL or any of its Subsidiaries; or
(ii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.3(c) are duly and timely obtained or made and the approval of this Agreement and the transactions contemplated herein (including the amendment to IPL's Certificate of Incorporation increasing the number of authorized shares of IPL Common Stock and changing IPL's corporate name, the appointment of the directors identified in Exhibit 1.3(b), in each such case as contemplated by Section 1.3 and the New Option
Plan) by the IPL Vote has been obtained, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien, or other charge or encumbrance) (any of the foregoing, a "Violation"), under any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, IPL Benefit Plan or other agreement, obligation, instrument, IPL Permit, concession, franchise, license, Judgment or Law applicable to IPL or any of its Subsidiaries or its or their respective properties or assets, except for such Violations that, individually or in the aggregate, do not have a Material Adverse Effect.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, administrative agency, commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or any other Person is required by or with respect to IPL or any of its Subsidiaries to validly execute and deliver this Agreement on behalf of IPL or to effect the Merger, except for: (i) the filing with the SEC of (A) a proxy statement in definitive form relating to the meeting of IPL's stockholders to be held in connection with the Merger (the "Proxy Statement"); (B) a registration statement on Form S-3 under the Securities Act, for the resale of IPL Common Stock issued in the Merger (the "Registration Statement") and the effectiveness of the Registration Statement and (C) such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act, the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (ii) the filing of the Delaware Certificate with the Secretary of State of the State of Delaware and the New Jersey Certificate with the Secretary of State of the State of New Jersey; (iii) such filings and approvals as may be required by applicable state securities, "blue sky" or takeover Laws; (iv) filings with, and approval of, The NASDAQ Stock Market; (v) the IPL Vote and (vi) as otherwise disclosed on the IPL Disclosure Schedule.

         Section 3.4. SEC Documents; Financial Statements.

         (a) The IPL Disclosure Schedule sets forth a true and complete list of each report, schedule, registration statement and definitive proxy statement required to be filed by IPL with the SEC since January 1, 1994 (the "IPL SEC Documents"). As of their respective dates: (i) the IPL SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IPL SEC Documents; and (ii) none of the IPL SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The financial statements of IPL included in the IPL SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of IPL and its Subsidiaries as at their respective dates and the consolidated results of operations and the consolidated cash flows of IPL and its Subsidiaries for the periods then ended.

         Section 3.5. Information Supplied. None of the information supplied or to be supplied by IPL for inclusion or incorporation by reference in: (i) the Registration Statement will; (A) at the time the Registration Statement is filed with the SEC; (B) at the time it becomes effective under the Securities Act; and (C) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) the Proxy Statement will, at the date such information is mailed to IPL's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to IPL or its Subsidiaries or other information supplied by IPL for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Registration Statement, insofar as it relates to IPL or its Subsidiaries or other information supplied by IPL for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

         Section 3.6. Absence of Certain Changes or Events. Except as set forth in the IPL 10-Q, from July 31, 1996 to the date hereof, IPL and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, except for transactions contemplated by this Agreement, there has not been: (i) any change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of IPL or any of its Subsidiaries having a Material Adverse Effect; (ii) any material change in accounting methods, principles or practices by IPL or its Subsidiaries; (iii) any material revaluation (and, as of the date hereof, there is no contemplated revaluation) by IPL or any of its Subsidiaries of any of its or their respective assets, including, without limitation, writing-down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (iv) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of its capital stock;
(v) any issuance, sale or transfer by IPL, or any commitment to issue, sell or transfer by IPL, any shares of its capital stock, or any redemption, purchase or other acquisition of any of its securities (other than the issuance of shares to the Stockholders contemplated pursuant to this Agreement); or (vi) any increase in, or establishment of, any bonus, insurance, severance, welfare, thrift, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan of IPL or any of its Subsidiaries, or, except in the ordinary course of business consistent with past practice, any other increase in the compensation payable or to become payable to officers or employees of IPL or any of its Subsidiaries, except pursuant to the provisions of any such plan in effect as of July 31, 1996.

         Section 3.7. Litigation. There are no actions, suits or proceedings pending against IPL or any of its Subsidiaries or its or their respective assets (whether or not covered by insurance) including, without limitation, for condemnation or foreclosure of real property. To the knowledge of IPL, no investigation, action, suit or proceeding before the FCC is threatened against IPL or any of its Subsidiaries or with respect to its or their respective assets (whether or not covered by insurance) including, without limitation, for condemnation or foreclosure of real property and to the knowledge of IPL, there exists no basis for the commencement of any action, proceeding or investigation against IPL or any of its Subsidiaries, in each case which may have a Material Adverse Effect. There is no outstanding Judgment against IPL or any of its Subsidiaries or by which IPL or any of its Subsidiaries or its or their respective assets are bound.

         Section 3.8. Taxes.

         (a) IPL is the common parent of an Affiliated Group of corporations which includes current IPL Subsidiaries and all other direct and indirect Subsidiaries of IPL which are eligible to be included in a consolidated return with IPL, and with respect to which IPL files consolidated United States federal income Tax Returns. All Tax Returns that were or will be required to be filed by, or with respect to, the IPL Entities on or before the Closing Date have been or will be filed on a timely basis in accordance with the Laws, regulations and administrative requirements of the appropriate Taxing Authority. All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete.

         (b) All deficiencies proposed (plus any interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to the IPL Entities have been fully paid or, as described on the IPL Disclosure Schedule, are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the IPL Entities (whether or not required to be disclosed under GAAP). There are no outstanding waivers or extensions of any statute of limitations relating to either the filing of any Tax Return or the payment of any Tax for which the IPL Entities may be liable, and no Taxing Authority has either formally or informally requested such a waiver or extension. The IPL Disclosure Schedule sets forth the Tax Returns of the IPL Entities which have been examined by and settled with the relevant Taxing Authority or which are otherwise closed by the applicable statute of limitations.

         (c) All Taxes due and payable on or before the Closing Date that are either: (i) required to be shown on any Tax Return filed by, or with respect to, the IPL Entities; or (ii) which were not required to be shown on any Tax Return but which were or will be required to be paid by or with respect to the IPL Entities, have been or will be timely paid on or before the Closing Date. All Taxes that the IPL Entities were or will be required by Law to withhold or collect have been (in the case of those Taxes that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those Taxes that were already required to be paid) or will be paid to the appropriate Taxing Authority. There are no Tax Liens and will be no Tax Liens on the Closing Date, with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the IPL Entities, except for Taxes not yet due and payable. Any liability of the IPL Entities for Taxes not yet due and payable and for Taxes being contested by the IPL Entities in good faith has adequately been provided for by the IPL Entities on its financial statements (whether or not required to be disclosed under GAAP).

         (d) None of the IPL Entities has ever been included in a consolidated, combined or unitary income Tax Return, except for such Tax Returns as are listed on the IPL Disclosure Schedule.

         (e) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired by the IPL Entities.

         (f) No property owned by the IPL Entities is property that the IPL Entities, or the Surviving Corporation, is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

         (g) None of the IPL Entities is subject to an adjustment under Section 481 of the Code or has been required by, or has requested or received the permission of, any Taxing Authority to change its method of accounting.

         (h) None of the IPL Entities has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033 or 4977 of the Code or under any other Section of the Code.

         (i) There is no contract, agreement, plan or arrangement with the IPL Entities covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by either the IPL Entities or the Surviving Corporation by reason of Sections 162(m) or 280G of the Code or as excessive or unreasonable compensation.

         (j) None of the IPL Entities is a party (other than as an investor) to any industrial development bond.

         (k) None of the IPL Entities has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

         (l) No claim has ever been made by any Taxing Authority in any jurisdiction in which no Tax Return is or has ever been filed by the IPL Entities that the IPL Entities are, were or may be subject to taxation by such jurisdiction.

         (m) All United States federal income Tax Returns filed by, or on behalf of, the IPL Entities disclose all positions that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

         (n) None of the IPL Entities is or has been a party to any Tax Sharing Agreement with any Person other than IPL or a member of the IPL Affiliated Group.

         (o) The IPL Disclosure Schedule sets forth, as of August 1, 1996, for United States federal, state, local and foreign income Tax purposes, the liabilities of the IPL Entities, and the adjusted basis of the assets of the IPL Entities (other than the securities of IPL Entities) and any accumulated depreciation thereon as of August 1, 1996; all of which has been determined by the IPL Entities in good faith based on the best data available to them. The net operating losses, alternative minimum tax net operating losses, capital losses and credits, including any carryovers thereof, of the

IPL Entities for United States federal income Tax purposes, and, where applicable, for state, local and foreign income Tax purposes, are set forth on the IPL Disclosure Schedule.

         (p) Except as may result from this Agreement or the Merger, none of the IPL Entities has a net operating loss carryover, capital loss carryover, alternative minimum tax net operating loss carryover, or credit carryover which (without regard to the transactions contemplated by this Agreement): (i) in the case of a net operating loss carryover or alternative minimum tax net operating loss carryover, is subject to restriction under Section 382 of the Code (or any similar provision under state, local or foreign Law); (ii) in the case of a net capital loss carryover and credit carryover, is subject to restriction under
Section 383 of the Code (or any similar provision under state, local or foreign
Law); or (iii) in the case of either a net operating loss carryover, alternative minimum tax net operating loss carryover, capital loss carryover or credit carryover, arose in a separate return limitation year.

         (q) IPL has provided Video with copies of: (i) all Tax Returns of the IPL Entities and all pro forma income Tax Returns of the IPL Entities for all periods (including periods for which any IPL Entity is or may have been a member of another consolidated, combined or unitary group) with respect to which the statute of limitations on assessment has not expired; (ii) any notices, protests or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of the IPL Entities; (iii) any elections or disclosure of any controversial position filed by or on behalf of the IPL Entities with any Taxing Authority (whether or not filed with any Tax Return);
(iv) any letter rulings, determination letters or similar documents issued by any Taxing Authority with respect to the IPL Entities; and (v) any Tax Sharing Agreement to which an IPL Entity is or has been a party.

         (r) The IPL Entities have retained all books and records with respect to Tax matters pertinent to the IPL Entities relating to those taxable periods set forth on the IPL Disclosure Schedule and have abided by all record retention agreements entered into with any Taxing Authority.

         (s) None of the IPL Entities has any liability (whether contingent or otherwise) for Taxes of any Person other than itself or its Subsidiaries, including, without limitation, pursuant to the following: (i) under Treasury Regulations Section 1.1502-6 (or any successor provision thereto or any similar provision under state, local or foreign Law); (ii) as a successor or transferee; or (iii) by contract.

         (t) The IPL Entities have no gains or losses that have been deferred under the United States federal consolidated return regulations, and no losses that have been deferred under Section 267 of the Code. The IPL Entities have not entered into any transaction in which income is being taken into account under the installment method within the meaning of Section 453 of the Code (or under a similar method for state, local or foreign Tax purposes).

         Section 3.9. Benefit Plans.

         (a) The IPL Disclosure Schedule contains a true and complete list of each: (i) pension, retirement, savings, profit sharing, stock bonus, deferred compensation, bonus incentive compensation, stock option, restricted stock, stock purchase, stock appreciation right, salary continuation, severance or termination pay, medical, dental, life or other insurance, disability, fringe benefit, vacation pay, sick pay, holiday, unemployment, employee loan, educational assistance or other employee benefit plan or program, agreement or arrangement and (ii) employment, consulting or severance agreement, in each case, whether written or oral, covering current or former employees, directors or agents of IPL or its Subsidiaries and maintained, sponsored or contributed to by IPL or any of its Subsidiaries, or with respect to which IPL or any of its Subsidiaries may otherwise have any liability or obligation (including, but not limited to, any "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all the foregoing being herein called "IPL Benefit Plans"). With respect to the IPL Benefit Plans, individually and in the aggregate, IPL has made available to Video a true and correct copy of: (i) the three (3) most recent annual reports (Form 5500) filed with the IRS, if any; (ii) such IPL Benefit Plan; (iii) any summary plan description relating to such IPL Benefit Plan; (iv) each trust agreement and group annuity contract, if any, relating to such IPL Benefit Plan; (v) the most recent actuarial report or valuation; and (vi) the latest IRS determination letter and any other IRS ruling relating to an IPL Benefit Plan.

         (b) Each IPL Benefit Plan complies, in form and operation, in all material respects, with all applicable Laws and each IPL Benefit Plan has been administered substantially in accordance with its terms. With respect to the IPL Benefit Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances in connection with which IPL or any of its Subsidiaries could be subject to any liability which has a Material Adverse Effect under ERISA, the Code, or any other applicable statute, order or governmental rule or regulation.

         (c) Each of the IPL Benefit Plans and related trusts that is intended to be qualified under Section 401(a) and Section 501(a) of the Code has been determined by the IRS to qualify under the Code and, to the knowledge of IPL, nothing has occurred since such determination to cause any of such IPL Benefit Plans not to qualify under Section 401(a) and Section 501(a) of the Code.

         (d) With respect to the IPL Benefit Plans, individually and in the aggregate, all required returns, reports and descriptions have been appropriately filed and distributed, except where the failure to be so filed and distributed would not have a Material Adverse Effect.

         (e) With respect to the IPL Benefit Plans, individually and in the aggregate: (i) there has been no prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code or any liability for Taxes or breach of fiduciary duty, which, individually, or in the aggregate has a Material Adverse Effect; and (ii) there is no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the IPL Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the knowledge of IPL, threatened, and IPL has no knowledge of any facts which are reasonably likely to give rise to any such action, suit, grievance, arbitration or other claim, which, individually, or in the aggregate has a Material Adverse Effect.

         (f) None of IPL, its Subsidiaries, nor their IPL ERISA Affiliates currently maintains, sponsors or contributes to (or is required to contribute to), or at any time in the past five years has maintained, sponsored or contributed to (or was required to contribute to) any "defined benefit plan" as defined in Section 3(35) of ERISA, any "multiemployer plan" as defined in
Section 3(37) of ERISA, or any other plan subject to Title IV of ERISA or
Section 412 of the Code. None of IPL, its Subsidiaries, or any entity which is under common control, determined under Section 414(b), (c), (m) or (o) of the Code, with IPL or its Subsidiaries (each, an "IPL ERISA Affiliate") has incurred liability under Title IV of ERISA or Section 412 of the Code which would have a Material Adverse Effect, and no event has occurred and no condition exists, which could subject IPL, its Subsidiaries or any IPL ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), to any such liability which would have a Material Adverse Effect.

         (g) With respect to the IPL Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions are due and have not been made or for which contributions have not been properly accrued as required by GAAP, and there are no unfunded benefit obligations which have not been: (i) accounted for by reserves (if required by GAAP); or
(ii) if required (and to the extent required, if any), properly disclosed in accordance with GAAP or the rules and regulations of the SEC in the consolidated financial statements of IPL included in the IPL 10-K, which obligations have a Material Adverse Effect.

         (h) No IPL Benefit Plan provides life, health or other welfare benefits to retirees or other terminated employees of IPL or its Subsidiaries, other than continuation coverage mandated by Section 4980B of the Code or any state Law requiring similar continuation coverage.

         (i) The audited consolidated balance sheet of IPL as of July 31, 1996 contained in the IPL 10-K, and the unaudited consolidated balance sheet of IPL as of April 30, 1997 contained in the IPL 10-Q reflect reserves which are adequate to cover any reasonably expected liabilities for unresolved or outstanding workers compensation claims or claims under IPL's self-funded employee welfare plans.

         (j) No IPL Benefit Plan is a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code or a "welfare benefit fund" within the meaning of Section 419 of the Code.

         (k) None of the IPL Benefit Plans, and to the knowledge of IPL, no fiduciary thereof, is currently the subject of an order, investigation or examination by the IRS, the Department of Labor, or any other domestic or foreign governmental agency.

         Section 3.10. Labor Relations. None of the employees of IPL or any of its Subsidiaries is represented by any labor union. To the knowledge of IPL, there is no activity involving any employees of IPL or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

         Section 3.11. Authorizations and Compliance with Laws. IPL and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for IPL and each of its Subsidiaries to own, lease and operate their properties or to carry on their businesses as they are now being conducted, except where the failure to have any of the IPL Permits would not, individually or in the aggregate, have a Material Adverse Effect (collectively, the "IPL Permits"). The IPL Disclosure Schedule sets forth an accurate, correct and complete list of the IPL Permits, which IPL Permits are in full force and effect. IPL and each of its
Subsidiaries: (i) are, and have been, in compliance with all Laws, regulations, rules and orders, and reporting, licensing, certification, registration and qualification requirements applicable to their businesses or employees conducting their businesses, including, without limitation, any federal, state or local Laws, statutes, regulations or ordinances, and any judicial or administrative orders or Judgments thereunder and the common law, pertaining to all health, industrial hygiene Laws, the Communications Act of 1934, as amended, and the rules and regulations adopted thereunder by the FCC, the breach or Violation of which, individually or in the aggregate, has a Material Adverse Effect; (ii) has received no written notification or written communication from any Governmental Entity (A) asserting that IPL or any of its Subsidiaries is not in compliance with any of the foregoing, which noncompliance has a Material Adverse Effect, or (B) threatening to revoke any IPL Permit, which revocation has a Material Adverse Effect. No renewal of any IPL Permit would constitute a "major environmental action" under the rules of the FCC.

         Section 3.12. Insurance. The IPL Disclosure Schedule sets forth an accurate, correct and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders or policies of fire, liability, product liability, workers compensation, vehicular, unemployment and other insurance, self insurance programs and fidelity bonds maintained by IPL or its Subsidiaries or in which IPL or its Subsidiaries is a named insured (collectively, the "IPL Insurance"). All such IPL Insurance has been issued under valid and enforceable policies or binders for the benefit of IPL or any of its Subsidiaries, and all such policies or binders are in full force and effect and none of the premiums therefor are past due, except to the extent that the failure of such policies to be in full force and effect or the failure to have paid such premiums when due would not have a Material Adverse Effect. There are no pending or asserted claims against IPL or its Subsidiaries as to which any insurer has denied coverage, and there are no claims under any IPL Insurance policy or binder that have been disallowed by the insurer or which the insurer has asserted were improperly filed. No notice of cancellation or nonrenewal with respect to, or increase of premium on, any IPL Insurance has been received by IPL or any of its Subsidiaries since July 31, 1996. Neither IPL nor any of its Subsidiaries is in default with respect to any provisions or requirements of any such policy or binder nor has any of them failed to give notice or present any claim thereunder in due and timely fashion, except for defaults or failures which, individually or in the aggregate, do not have a Material Adverse Effect. Neither IPL nor any of its Subsidiaries has received any notice of cancellation or termination in respect of any of the IPL Insurance.

         Section 3.13. Title to Real Properties.

         (a) The IPL Disclosure Schedule sets forth a true, accurate, correct and complete list of: (i) all real property owned, leased or subleased by IPL and its Subsidiaries; (ii) all leases, sub-leases, leases underlying such sub-leases and assignment agreements with respect to such property ("IPL Leases"); and (iii) IPL and its Subsidiaries' fee title policies relating thereto (collectively, the "IPL Real Property"). True, correct and complete copies of all such IPL Leases and fee title policies have been delivered to Video. The IPL Real Property owned by IPL and its Subsidiaries is sometimes hereinafter referred to as the "IPL Real Estate". The IPL Real Property leased or subleased by IPL and its Subsidiaries is sometimes hereinafter referred to as the "IPL Leased Property."

         (b) IPL and its Subsidiaries are the sole and exclusive legal and equitable owners of all right, title and interest in, and have good, marketable, indefeasible and insurable title to, all of the IPL Real Estate set forth on the IPL Disclosure Schedule as being owned by IPL and its Subsidiaries (or a valid leasehold or subleasehold estate with respect to IPL Leased Property) free and clear of all Liens, except for such title defects or Liens as would not have a Material Adverse Effect. IPL and its Subsidiaries have been in peaceable possession of the premises covered by each of the IPL Leased Property leases or subleases since the commencement of the original term of such lease or sublease, except as otherwise provided on the IPL Disclosure Schedule.

         (c) Each of the IPL Leases is in full force and effect. Neither IPL nor any of its Subsidiaries is in breach, Violation or default under any IPL Lease, except for such breaches, Violations or defaults as do not, individually, or in the aggregate, have a Material Adverse Effect. All service contracts covering any portion of the IPL Real Estate and the IPL Leased Property are in full force and effect and are listed on the IPL Disclosure Schedule and true, correct and complete copies thereof have been delivered to Video.

         (d) There are no assessments affecting the IPL Real Estate and, to the knowledge of IPL, no assessments are contemplated. There are no Tax abatements or exemptions affecting IPL Real Property. All public utilities required for the operation of the IPL Real Property either enter the IPL Real Property through adjoining public streets, or if they pass through adjoining private land do so in accordance with valid public easements or valid private easements.

         (e) With respect to the IPL Real Property and any structures and improvements, whether now existing or under construction relating to said IPL Real Property, all existing IPL Permits are in full force and effect, and there is no action or proceeding pending or, to the knowledge of IPL, threatened which would have the effect of restricting, terminating, penalizing or limiting any of such IPL Permits except, in any such case, as would not have a Material Adverse Effect.

         (f) A valid certificate of occupancy exists for each building located on the IPL Real Estate and for each leasehold premises of the IPL Leased Property.

         Section 3.14. Environmental Laws.

         (a) IPL and its Subsidiaries are in compliance with all Environmental Laws, and have obtained all necessary licenses and permits required to be issued pursuant to any Environmental Law except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, does not have a Material Adverse Effect. Neither IPL nor any of its Subsidiaries has received written notice or written communication from any governmental agency with respect to any Hazardous Materials relative to its operations, property or acts.

         (b) No Judgment has been issued and to IPL's knowledge: (i) no Environmental Claim has been filed; (ii) no penalty has been assessed; and
(iii) no investigation or review has occurred or is pending or threatened by any Governmental Entity with respect to any alleged failure by any of IPL or any of its Subsidiaries: (A) to have any license and permit required under applicable Environmental Laws in connection with the business, as currently conducted, of IPL and its Subsidiaries; or (B) to comply with any Environmental Laws except for such Judgments, Environmental Claims, investigations, or reviews which would not have a Material Adverse Effect.

         (c) None of IPL or any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local Law; and, without limiting the foregoing: (i) no polychlorinated biphenyl is or has been present; and to the knowledge of IPL no asbestos or asbestos containing material has been present (ii) there are no underground storage tanks or surface impoundments for hazardous materials, active or abandoned; and (iii) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law in the cases of clauses (i) through (iii), at, on or under any site or facility now or previously owned, operated or leased by any of IPL and its Subsidiaries; provided, however, the representation in this subsection (c) as to sites or facilities previously owned, operated or leased, is made only with respect to the time of such ownership, operation or lease by IPL or its Subsidiaries.

         (d) None of IPL or any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is: (i) listed on the NPL or any similar state or local list; (ii) listed for possible inclusion on the NPL; or (iii) the subject of enforcement actions by any Governmental Entity that may lead to Environmental Claims against any of IPL and its Subsidiaries.

         (e) No Hazardous Material generated by any of IPL or its Subsidiaries has been recycled, treated, stored, disposed of or released by any of IPL or its Subsidiaries at any location in violation of any applicable Environmental Law except, in any case, as would not have a Material Adverse Effect.

         (f) No site or facility currently, or to the best of IPL's knowledge, previously owned, operated or leased by any of IPL or its Subsidiaries is listed or proposed for listing on the NPL or any similar list of sites requiring investigation or clean-up.

         (g) None of IPL or any of its Subsidiaries is required by Law to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the IPL Real Property on which such site or facility is located.

         (h) All environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, any of IPL or its Subsidiaries in relating to any site or facility now or previously owned, operated or leased by any of IPL or its Subsidiaries have been delivered to Video.

         Section 3.15. Contracts. The IPL Disclosure Schedule lists all contracts, agreements, commitments or understandings, including, without limitation, the IPL Leases to which IPL or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are or may be bound or subject which: (i) provide for payments (whether fixed or contingent) by IPL or any of its Subsidiaries in excess of $25,000 during any calendar year; (ii) limit the freedom of IPL or any of its Subsidiaries to compete in any line of business or with any Person in any area, or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any assets; or (iii) provide for payments measured by the financial condition, profits, income or operations of IPL or any of its Subsidiaries (collectively, together with the IPL Leases, the "IPL Contracts"). Neither IPL nor any of its Subsidiaries is in breach, violation or default under any IPL Contract, and no event exists which, with notice or lapse of time or both will constitute such a breach, violation or default, except as does not have a Material Adverse Effect, and, as of the date hereof, no condition exists which will constitute a material breach, violation or default thereunder by IPL or any of its Subsidiaries or give rise to any right of termination, cancellation, prepayment or acceleration, and IPL is not aware of any material default by other Persons party to any IPL Contract nor of any event or condition, which in any of the foregoing cases, individually or in the aggregate, has a Material Adverse Effect (whether or not waived).

         Section 3.16. Intellectual Property. IPL and its Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, trade names, licenses and authorizations (collectively, "Intellectual Property Rights") which are necessary to the conduct of their respective businesses, except where the failure to own, possess or have the right to use such Intellectual Property Rights does not have a Material Adverse Effect. To the knowledge of IPL, neither IPL nor any of its Subsidiaries is infringing any Intellectual Property Rights of any Person or otherwise violating the rights of any Person which could subject IPL or any of its Subsidiaries to liabilities which, individually or in the aggregate, have a Material Adverse Effect or which would prevent IPL or any of its Subsidiaries from conducting their respective businesses substantially in the manner in which they are now being conducted and, as of the date hereof, no claim has been made or, to the knowledge of IPL, threatened against IPL or any of its Subsidiaries alleging any such violation.

         Section 3.17. Related Party Transactions. The IPL Disclosure Schedule sets forth all transactions entered into since January 1, 1994 between IPL or any of its Subsidiaries on the one hand, and: (i) an officer or director of IPL or any of its Subsidiaries; (ii) a record or beneficial owner of five percent (5%) or more of the voting securities of IPL; or (iii) an Affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to IPL or its Subsidiaries or reimbursement by IPL or its Subsidiaries of expenses in the ordinary course of business.

         Section 3.18. Opinion of Financial Adviser. IPL has received the opinion of Montgomery Securities, its financial adviser, substantially in the form attached hereto as Exhibit 3.18, dated April 15, 1997, to the effect that the consideration to be paid by the Company in the Merger is fair, from a financial point of view, to IPL (the "IPL Fairness Opinion"). Such opinion has not been withdrawn, revoked or in any material respect modified.

         Section 3.19. No Undisclosed Material Liabilities. As of the date hereof, neither IPL nor any of its Subsidiaries had any liabilities or other obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, are material to IPL and its Subsidiaries, taken as a whole, and, to the knowledge of IPL, no basis exists for the assertion against IPL or any of its Subsidiaries of any such liabilities or obligations, other than: (i) liabilities provided for in the audited consolidated balance sheet of IPL as of July 31, 1996 (or disclosed in the notes thereto) included in the IPL 10-K;
(ii) liabilities provided for in the unaudited consolidated balance sheet of IPL as of April 30, 1997 (or disclosed in the notes thereto) included in the IPL 10-Q; (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since April 30, 1997, which in the aggregate are not material to IPL and its Subsidiaries, taken as a whole; and
(iv) liabilities under this Agreement.

         Section 3.20. Vote Required. The only vote of the holders of any class or series of IPL capital stock necessary to approve and adopt the Merger is the affirmative vote of a majority of outstanding shares of IPL Common Stock.

         Section 3.21. Certain Agreements. Neither IPL nor any of its Subsidiaries is a party to any: (i) agreement with any director, officer or other employee of IPL or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving IPL of the nature contemplated by this Agreement; or
(ii) agreement or plan (including IPL Benefit Plans), any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of IPL Common Stock or shares of IPL Common Stock granted in connection with the performance of services for IPL is or will be entitled to receive cash from IPL in lieu of or in exchange for such option or shares solely as a result of the transactions contemplated by this Agreement, other than the receipt of cash in lieu of fractional shares.

         Section 3.22. Brokers or Finders. IPL represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person retained by any such entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         Section 3.23. NASDAQ Listing. Since July 31, 1996, IPL has not received any notice from The NASDAQ Stock Market or the NASD that it intends to delist the IPL Common Stock or that IPL is not in compliance with the rules and regulations thereof.

         Section 3.24. Subsidiaries. Other than as disclosed on the IPL Disclosure Schedule, IPL does not own or control, or have any ownership interest in or any obligation to acquire an ownership interest in, either directly or indirectly, any other Person.

         Section 3.25. Title to and Condition of Certain Personal Property. The IPL Disclosure Schedule contains a list of all machinery, equipment, fixtures and other tangible personal property (including capital leases) owned by IPL or any of its Subsidiaries (collectively, the "IPL Personal Property") (other than items having a book value of less than $25,000 individually). IPL and its Subsidiaries have (or at Closing will have) good title to all IPL Personal Property, including the IPL Personal Property listed on the IPL Disclosure Schedule, free and clear of all Liens.

         Section 3.26. Status of Agreements and Business Relationships. All IPL Contracts, IPL Benefit Plans, IPL Leases and all policies and licenses disclosed or required to be disclosed on the IPL Disclosure Schedule are valid and in full force and effect, except, where such invalidity or failure to be in full force and effect would not have a Material Adverse Effect.

         Section 3.27. Customers and Suppliers. The IPL Disclosure Schedule sets forth a list of: (i) the ten (10) largest customers of each of IPL and its Subsidiaries in terms of sales during the fiscal year ended July 31, 1996; and
(ii) the ten (10) largest suppliers of each of IPL and its Subsidiaries in terms of purchases during the fiscal year ended July 31, 1996. Except as set forth on the IPL Disclosure Schedule, there has not been any material adverse change in the business relationships of IPL and its Subsidiaries with any customer or supplier identified on the IPL Disclosure Schedule. Except for the customers and suppliers listed on the IPL Disclosure Schedule, IPL and its Subsidiaries have no customer who accounted for more than five percent (5%) of its sales during the fiscal year ended July 31, 1996, or any supplier from whom it purchased more than five percent (5%) of the goods or services that it purchased during the fiscal year ended July 31, 1996. Except as set forth on the IPL Disclosure Schedule, no Affiliate of IPL or other related party is a supplier to or a customer of IPL or its Subsidiaries.

         Section 3.28. Absence of Certain Commercial Practices. Neither IPL nor any of its Subsidiaries, nor, to the knowledge of IPL, any director, officer, agent, employee or other Person acting on behalf of IPL or any of its Subsidiaries, has: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other Person who is or may be in a position to help or hinder IPL or any of its Subsidiaries or assist IPL or any of its Subsidiaries in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of IPL or any of its Subsidiaries, or which, if not continued in the future, might materially and adversely affect the business or prospects of IPL or any of its Subsidiaries; or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither IPL nor any of its Subsidiaries, nor, to the knowledge of IPL, any director, officer, agent, employee or other
Person acting on behalf of IPL or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures.

         Section 3.29. Books and Records. The books of account, minute books, stock record books and other records of IPL and its Subsidiaries, all of which have been made or will be made available to Video, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects. At the Closing, all of those books and records will be in the possession of IPL and its Subsidiaries.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF VIDEO

         Except as set forth on Video's Disclosure Schedule previously delivered to IPL (the "Video Disclosure Schedule"), Video hereby represents and warrants to IPL as follows; provided however, that the parties acknowledge that the representations and warranties set forth herein shall give effect to the Spin-Off Transaction and the Contribution Transaction. In that regard, the parties acknowledge that the representations and warranties of Video set forth herein are true and that the Video Disclosure Schedule has been prepared in a manner which indicates the status of Video and its Subsidiaries both as of the date hereof and after the Spin-Off Transaction and the Contribution Transaction. The parties further acknowledge that IPL leases certain of the IPL Leased Property leased from Video and its Affiliates and that notwithstanding the terms of the representations and warranties set forth in this Article IV, no breach of any such representation or warranty shall be deemed to exist, to the extent such breach resulted from any act or omission of IPL or any of its Subsidiaries in, or with respect to, such IPL Leased Property (provided that this exception shall not apply to any such breach if the same results from any action or inaction of Video or its Subsidiaries or Affiliates acting as landlord in respect of such IPL Leased Property).

         Section 4.1. Organization, Standing and Power. Each of Video and its
Subsidiaries: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect. Correct and complete copies of the Certificate of Incorporation and By-Laws of Video and its Subsidiaries, each as amended to the date hereof, are attached to the Video Disclosure Schedule. All Subsidiaries of Video and their respective jurisdictions of incorporation or organization are identified on the Video Disclosure Schedule.

         Section 4.2. Capital Structure.

         (a) As of the date hereof, the authorized capital stock of Video consists of 7,500,000 shares of Video Common Stock and no shares of preferred stock.

         (b) As of the date hereof, 2,678,162 shares of Video Common Stock are issued and outstanding.

         (c) As of the date hereof, no shares of Video Common Stock are held by Video in its treasury or by its Subsidiaries and no Voting Debt is issued or outstanding.

         (d) All outstanding shares of Video Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on the Video Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of Video are owned by Video or a direct or indirect wholly-owned Subsidiary of Video, free and clear of all Liens and options of any nature. Except as set forth in this Section 4.2 and the Video Disclosure Schedule, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Video; (ii) no securities of Video or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Video or any of its Subsidiaries; and
(iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Video or any of its Subsidiaries is a party or by which it is bound obligating Video or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Video or any of its Subsidiaries or obligating Video or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in this Agreement, there are not as of the date hereof and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which Video is a party or by which it is bound relating to the voting of any shares of the capital stock of Video or its Subsidiaries.

         Section 4.3. Authority Relative to this Agreement.

         (a) Video has all necessary corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Simultaneously with the execution and delivery of this Agreement, each of the Stockholders has executed a unanimous written consent pursuant to which such Stockholder has approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Video. This Agreement has been duly executed and delivered by Video and, assuming this Agreement constitutes the valid and binding agreement of IPL, constitutes the valid and binding obligation of Video, enforceable against Video in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency Laws and by other Laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

         (b) The execution and delivery of this Agreement by Video does not, and the consummation of the transactions contemplated hereby by Video will not:
(i) conflict with, or result in any Violation or breach of any provision of the Certificate of Incorporation or By-Laws of Video or any of its Subsidiaries; or
(ii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3(c) are duly and timely obtained or made and the approval of this Agreement by the Stockholders has been obtained, result in any Violation of any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Video Benefit Plan or other agreement, obligation, instrument, Video Permit, concession, franchise, license, Judgment or Law applicable to Video or any of its Subsidiaries or its or their respective properties or assets, except for such Violations that, individually or in the aggregate, do not have a Material Adverse Effect.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity or any other Person is required by or with respect to Video or any of its Subsidiaries to validly execute and deliver this Agreement on behalf of Video or to effect the Merger, except for: (i) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act, the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (ii) the filing of the Delaware Certificate with the Secretary of State of the State of Delaware and the New Jersey Certificate with the Secretary of State of the State of New Jersey; (iii) such filings and approvals as may be required by applicable state securities, "blue sky" or takeover Laws and (iv) as otherwise disclosed on the Video Disclosure Schedule.

         Section 4.4. Financial Statements. Video has delivered to IPL correct and complete copies of: (i) the consolidated balance sheets of Video and its Subsidiaries as of June 30, 1994, 1995 and 1996, and the related consolidated statements of income, cash flows and stockholders' equity for the periods then ended and the notes thereto, and the report thereon by Ernst & Young LLP ("E&Y") and (ii) the unaudited consolidated balance sheet of Video and its Subsidiaries as of March 31, 1997 (the "Unaudited Statement") and the related consolidated statements of operations, cash flows and stockholders' equity for the periods then ended (the "Video Financial Statements"). The Video Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments and the absence of footnotes) the consolidated financial position of Video and its Subsidiaries as at their respective dates and the consolidated results of operations and the consolidated cash flows of Video for the periods then ended. Video has delivered to IPL a special purpose pro forma balance sheet of Video (the "Special Purpose Balance Sheet") (absent footnotes), prepared in a manner consistent with the Video Financial Statements setting forth the financial position of the Company as of March 31, 1997 as if the Spin-Off Transaction and the Contribution Transaction occurred immediately prior to such dates.

         Section 4.5. Information Supplied. None of the information supplied or to be supplied by Video for inclusion in: (i) the Registration Statement will:
(A) at the time the Registration Statement is filed with the SEC; (B) at the time the Registration Statement becomes effective under the Securities Act; and
(C) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement will, at the date mailed to IPL's stockholders and at the times of any meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to Video or its Subsidiaries or other information supplied by Video for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Registration Statement, insofar as it relates to Video or its Subsidiaries or other information supplied by Video for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

         Section 4.6. Absence of Certain Changes or Events. Except as set forth in the Unaudited Statements or in the Special Purpose Balance Sheet, from June 30, 1996 to the date hereof, Video and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, except for transactions contemplated in this Agreement, there has not been: (i) any change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of Video or any of its Subsidiaries having a Material Adverse Effect; (ii) any material change in accounting methods, principles or practices by Video or its Subsidiaries; (iii) any material revaluation (and as of the date hereof, there is no contemplated revaluation) by Video or any of its Subsidiaries of any of its or their respective assets, including, without limitation, writing-down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (iv) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of its capital stock; (v) any issuance, sale or transfer by Video, or any commitment to issue, sell or transfer by Video, any shares of its capital stock, or any redemption, purchase or other acquisition of any of its securities; or (vi) any increase in, or establishment of, any bonus, insurance, severance, welfare, thrift, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan of Video or any of its Subsidiaries, or, except in the ordinary course of business consistent with past practice, any other increase in the compensation payable or to become payable to officers or employees of Video or any of its Subsidiaries, except pursuant to the provisions of any such plan in effect as of June 30, 1996.

         Section 4.7. Litigation. There are no actions, suits or proceedings pending against Video or any of its Subsidiaries or any of its or their assets (whether or not covered by insurance) including, without limitation, for condemnation or foreclosure of real property. To the knowledge of Video, no investigation, action, suit or proceeding before the FCC is threatened against Video or any of its Subsidiaries or with respect to its or their respective assets (whether or not covered by insurance) including, without limitation, for condemnation or foreclosure of real property and to the knowledge of Video, there exists no basis for the commencement of any action, proceeding or investigation against Video or any of its Subsidiaries, in each case which may have a Material Adverse Effect. There is no outstanding Judgment against Video or any of its Subsidiaries or by which Video or any of its Subsidiaries or its or their respective assets are bound.

         Section 4.8. Taxes.

         (a) Video is the common parent of an Affiliated Group of corporations which includes Atlantic Satellite Communications, Inc., A.F. Associates, Inc., Video Rentals, Inc. and Waterfront Communications Corporation, and all other direct and indirect subsidiaries of Video which are eligible to be included in a consolidated return with Video, and with respect to which Video files consolidated United States federal income Tax Returns. All Tax Returns that were or will be required to be filed by, or with respect to, the Video Entities on or before the Closing Date have been or will be filed on a timely basis in accordance with the Laws, regulations and administrative requirements of the appropriate Taxing Authority. All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete.

         (b) All deficiencies proposed (plus any interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to the Video Entities have been fully paid or, as described on the Video Disclosure Schedule, are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the Video Entities (whether or not required to be disclosed under GAAP). There are no outstanding waivers or extensions of any statute of limitations relating to either the filing of any Tax Return or the payment of any Tax for which the Video Entities may be liable, and no Taxing Authority has either formally or informally requested such a waiver or extension. The Video Disclosure Schedule sets forth the Tax Returns of the Video Entities which have been examined by and settled with the relevant Taxing Authority or which are otherwise closed by the applicable statute of limitations.

         (c) All Taxes due and payable on or before the Closing Date that are either (i) required to be shown on any Tax Return filed by, or with respect to, the Video Entities or (ii) which were not required to be shown on any Tax Return but which were or will be required to be paid by or with respect to the Video Entities, have been or will be timely paid on or before the Closing Date. All Taxes that the Video Entities were or will be required by Law to withhold or collect have been (in the case of those Taxes that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those Taxes that were already required to be paid) or will be paid to the appropriate Taxing Authority. There are no Tax Liens and will be no Tax Liens on the Closing Date, with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Video Entities except for Taxes not yet due and payable. Any liability of the Video Entities for Taxes not yet due and payable and for Taxes being contested by the Video Entities in good faith has adequately been provided for by the Video Entities on its financial statements (whether or not required to be disclosed under GAAP).

         (d) None of the Video Entities has ever been included in a consolidated, combined or unitary income Tax Return, except for such Tax Returns as are listed on the Video Disclosure Schedule.

         (e) No consent to the application of Section 341 (f)(2) of the Code has been filed with respect to any property or assets held or acquired by the Video Entities.

         (f) No property owned by the Video Entities is property that the Video Entities or the Surviving Corporation is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

         (g) None of the Video Entities is subject to an adjustment under
Section 481 of the Code or has been required by, or has requested or received the permission of, any Taxing Authority to change its method of accounting.

         (h) None of the Stockholders is a foreign person within the meaning of
Section 1445 of the Code.

         (i) None of the Video Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (j) None of the Video Entities has in effect any tax elections for federal income Tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033 or 4977 of the Code or under any other Section of the Code..

         (k) There is no contract, agreement, plan or arrangement with the Video Entities covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by either the Video Entities or the Surviving Corporation by reason of Sections 162(m) or 280G of the Code or as excessive or unreasonable compensation.

         (l) None of the Video Entities is a party (other than as an investor) to any industrial development bond.

         (m) None of the Video Entities has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

         (n) No claim has ever been made by any Taxing Authority in any jurisdiction in which no Tax Return is or has ever been filed by the Video Entities that the Video Entities are, were or may be subject to taxation by that jurisdiction.

         (o) All United States federal income Tax Returns filed by, or on behalf of, the Video Entities disclose all positions that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

         (p) None of the Video Entities is or has been a party to any Tax Sharing Agreement with any Person other than Video or a member of the Video Affiliated Group.

         (q) The Video Disclosure Schedule sets forth, as of June 30, 1996, for United States federal, state, local and foreign income Tax purposes, the liabilities of the Video Entities and the adjusted basis of the assets of the Video Entities (other than the securities of the Video Entities) and any accumulated depreciation thereon as of June 30, 1996, all of which has been determined by the Video Entities in good faith based on the best data available to them. The net operating losses, alternative minimum tax net operating losses, capital losses and credits, including any carryovers thereof, of the Video Entities, for United States federal income Tax purposes, and, where applicable, for state, local and foreign income Tax purposes, are set forth on the Video Disclosure Schedule.

         (r) Except as may result from this Agreement or the Merger, none of the Video Entities have a net operating loss carryover, capital loss carryover, alternative minimum tax net operating loss carryover, or credit carryover which: (i) in the case of a net operating loss carryover or alternative minimum tax net operating loss carryover, is subject to restriction under Section 382 of the Code (or any similar provision under state, local or foreign Law), (ii) in the case of a net capital loss carryover and credit carryover, is subject to restriction under Section 383 of the Code (or any similar provision under state, local or foreign Law), or (iii) in the case of a net operating loss carryover, alternative minimum tax net operating loss carryover, capital loss carryover or credit carryover, arose in a separate return limitation year.

         (s) Video has provided IPL with copies of: (i) all Tax Returns of the Video Entities and pro forma income Tax Returns of the Video Entities for all periods (including periods for which any Video Entity is or may have been a member of another consolidated, combined or unitary group) with respect to which the statute of limitations on assessment has not expired; (ii) any notices, protests or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of the Video Entities; (iii) any elections or disclosure of any controversial position filed by or on behalf of the Video Entities with any Taxing Authority (whether or not filed with any Tax Return);
(iv) any letter rulings, determination letters or similar documents issued by any Taxing Authority with respect to the Video Entities; and (v) any Tax Sharing Agreement to which any Video Entity is or has been a party.

         (t) The Video Entities have retained all books and records with respect to Tax matters pertinent to the Video Entities relating to those taxable years or periods as set forth on the Video Disclosure Schedule, and have abided by all record retention agreements entered into with any Taxing Authority.

         (u) None of the Video Entities has any liability (whether contingent or otherwise) for Taxes of any Person other than itself or its Subsidiaries, including, without limitation, pursuant to the following: (i) under Treasury Regulations Section 1.1502-6 (or any successor provision thereto or any similar provision under state, local or foreign Law); (ii) as a successor or transferee; or (iii) by contract.

         (v) The Video Entities have no gains or losses that have been deferred under the United States federal consolidated return regulations, and no losses that have been deferred under Section 267 of the Code. The Video Entities have not entered into any transaction in which income is being taken into account under the installment method within the meaning of Section 453 of the Code (or under a similar method for state, local or foreign Tax purposes).

         Section 4.9. Benefit Plans.

         (a) The Video Disclosure Schedule contains a true and complete list of each: (i) pension, retirement, savings, profit sharing, stock bonus, deferred compensation, bonus, incentive compensation, stock option, restricted stock, stock purchase, stock appreciation right, salary continuation, severance or termination pay, medical, dental, life or other insurance, disability, fringe benefit, vacation pay, sick pay, holiday, unemployment, employee loan, educational assistance or other employee benefit plan or program, agreement or arrangement; and (ii) employment, consulting or severance arrangement, in each case, whether written or oral, covering current or former employees, directors or agents of Video or its Subsidiaries and maintained, sponsored or contributed to by Video or any of its Subsidiaries, or with respect to which Video or any of its Subsidiaries may otherwise have any liability or obligation (including, but not limited to, any "employee benefit plans" as defined in Section 3(3) of ERISA (all the foregoing being herein called "Video Benefit Plans")). With respect to the Video Benefit Plans, individually and in the aggregate, Video has made available to IPL a true and correct copy of: (i) the three (3) most recent annual reports (Form 5500) filed with the IRS, if any; (ii) such Video Benefit Plan; (iii) any summary plan description relating to such Video Benefit Plan; (iv) each trust agreement and group annuity contract, if any, relating to such Video Benefit Plan; (v) the most recent actuarial report or valuation; and
(vi) the latest IRS determination letter and any other IRS ruling relating to a Video Benefit Plan.

         (b) Each Video Benefit Plan complies, in form and operation, in all material respects, with all applicable Laws and each Video Benefit Plan has been administered substantially in accordance with its terms. With respect to the Video Benefit Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances in connection with which Video or any of its Subsidiaries could be subject to any liability which has a Material Adverse Effect under ERISA, the Code or any other applicable statute, order or governmental rule or regulation.

         (c) Each of the Video Benefit Plans and related trusts that is intended to be qualified under Section 401(a) and Section 501(a) of the Code has been determined by the IRS to qualify under the Code and, to the knowledge of Video, nothing has occurred since such determination to cause any of such Video Benefit Plans not to qualify under Section 401(a) and Section 501(a) of the Code.

         (d) With respect to the Video Benefit Plans, individually and in the aggregate, all required returns, reports and descriptions have been appropriately filed and distributed, except where the failure to be so filed and distributed would not have a Material Adverse Effect.

         (e) With respect to the Video Benefit Plans, individually and in the aggregate: (i) there has been no prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code, or any liability for Taxes or breach of fiduciary duty, which, individually, or in the aggregate, has a Material Adverse Effect; and (ii) there is no action, suit, grievance, arbitration or other claim (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the knowledge of Video, threatened, and Video has no knowledge of any facts which are reasonably likely to give rise to any such action, suit, grievance, arbitration or other claim, which individually, or in the aggregate, has a Material Adverse Effect.

         (f) None of Video, any of its Subsidiaries nor their Video ERISA Affiliates currently maintains, sponsors or contributes to (or is required to contribute to), or at any time in the past five years has maintained, sponsored or contributed to (or was required to contribute to) any "defined benefit plan" as defined in Section 3(35) of ERISA, any "multiemployer plan" as defined in
Section 3(37) of ERISA, or any other plan subject to Title IV of ERISA or
Section 412 of the Code. None of Video, its Subsidiaries, or any entity which is under common control, determined under Section 414(b), (c), (m) or (o) of the Code, with Video or its Subsidiaries (each, a "Video ERISA Affiliate") has incurred liability under Title IV of ERISA or Section 412 of the Code which would have a Material Adverse Effect, and no event has occurred and no condition exists, which could subject Video, its Subsidiaries or any Video ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), to any such liability which would have a Material Adverse Effect.

         (g) With respect to the Video Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions are due and have not been made or for which contributions have not been properly accrued as required by GAAP, and there are no unfunded benefit obligations which have not been: (i) accounted for by reserves (if required by GAAP); or
(ii) if required (and to the extent required, if any), properly disclosed in accordance with GAAP or in the Video Financial Statements, which obligations have a Material Adverse Effect.

         (h) No Video Benefit Plan provides life, health or other welfare benefits to retirees or other terminated employees of Video or its Subsidiaries, other than continuation coverage mandated by Section 4980B of the Code or any state Law requiring similar continuation coverage.

         (i) The audited consolidated balance sheets of Video as of June 30, 1996 and the unaudited consolidated balance sheet of Video as of March 31, 1997 contained in the Video Financial Statements reflects reserves which are adequate to cover any reasonably expected liabilities for unresolved or outstanding workers compensation claims or claims under Video's self-funded employee welfare plans.

         (j) No Video Benefit Plan is a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code or a "welfare benefit fund" within the meaning of Section 419 of the Code.

         (k) None of the Video Benefit Plans and to the knowledge of Video, no fiduciary thereof is currently the subject of an order, investigation or examination by the IRS, the Department of Labor, or any other domestic or foreign governmental agency.

         Section 4.10. Labor Relations. None of the employees of Video or any of its Subsidiaries is represented by any labor union. To the knowledge of Video, there is no activity involving any employees of Video or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

         Section 4.11. Authorizations and Compliance with Laws. Video and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Video and each of its Subsidiaries to own, lease and operate their properties or to carry on their businesses as they are now being conducted, except where the failure to have any of the Video Permits would not, individually or in the aggregate, have a Material Adverse Effect (collectively, the "Video Permits"). The Video Disclosure Schedule sets forth an accurate, correct and complete list of the Video Permits, which Video Permits are in full force and effect. Video and each of its Subsidiaries: (i) are, and have been, in compliance with all Laws, regulations, rules and orders, and reporting, licensing, certification, registration and qualification requirements applicable to their businesses or employees conducting their businesses, including, without limitation, any federal, state or local Laws, statutes, regulations or ordinances, and any judicial or administrative orders or Judgments thereunder and the common law, pertaining to all health, industrial hygiene Laws, the Communications Act of 1934, as amended and the rules and regulations adopted thereunder by the FCC, the breach or Violation of which, individually or in the aggregate, has a Material Adverse Effect; (ii) has received no written notification or written communication from any Governmental Entity (A) asserting that Video or any of its Subsidiaries is not in compliance with any of the foregoing, which noncompliance has a Material Adverse Effect, or (B) threatening to revoke any Video Permit, which revocation has a Material Adverse Effect. No renewal of any Video Permit would constitute a major environmental action under the rules of the FCC.

         Section 4.12. Insurance. The Video Disclosure Schedule sets forth an accurate, correct and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders or policies of fire, liability, product liability, workers compensation, vehicular, unemployment and other insurance, self insurance programs and fidelity bonds maintained by Video or its Subsidiaries or in which Video or its Subsidiaries is a named insured (collectively, the "Video Insurance"). All such Video Insurance has been issued under valid and enforceable policies or binders for the benefit of Video or any of its Subsidiaries, and all such policies or binders are in full force and effect and none of the premiums therefor are past due, except to the extent that the failure of such policies to be in full force and effect or the failure to have paid such premiums when due, would not have a Material Adverse Effect. There are no pending or asserted claims against Video or its Subsidiaries as to which any insurer has denied coverage, and there are no claims under any Video Insurance policy or binder that have been disallowed by the insurer or which the insurer has asserted were improperly filed. No notice of cancellation or nonrenewal with respect to, or increase of premium on, any Video Insurance has been received by Video or any of its Subsidiaries since June 30, 1996. Neither Video nor any of its Subsidiaries is in default with respect to any provisions or requirements of any such policy or binder nor has any of them failed to give notice or present any claim thereunder in due and timely fashion, except for defaults or failures which, individually or in the aggregate, do not have a Material Adverse Effect. Neither Video nor any of its Subsidiaries has received any notice of cancellation or termination in respect of any of the Video Insurance.

         Section 4.13. Title to Real Properties.

         (a) The Video Disclosure Schedule sets forth a true, accurate, correct and complete list of: (i) all real property owned, leased or subleased by Video and its Subsidiaries; (ii) all leases, sub-leases, leases underlying such sub-leases and assignment agreements with respect to such property (the "Video Leases"); and (iii) Video and its Subsidiaries' fee title policies relating thereto (collectively, the "Video Real Property"). True, correct and complete copies of all such Video Leases and title policies have been delivered to IPL. The Video Real Property owned by Video and its Subsidiaries is sometimes hereinafter referred to as the "Video Real Estate". The Video Real Property leased or subleased by Video and its Subsidiaries is sometimes hereinafter referred to as the "Video Leased Property."

         (b) Video and its Subsidiaries are the sole and exclusive legal and equitable owners of all right, title and interest in, and have good, marketable, indefeasible and insurable title to, all of the Video Real Estate set forth on the Video Disclosure Schedule as being owned by Video and its Subsidiaries (or a valid leasehold or subleasehold estate with respect to Video Leased Property) free and clear of all Liens, except for such title defects or Liens as would not have a Material Adverse Effect and those mortgages permitted pursuant to Section 4.13 (g) below. Video and its Subsidiaries have been in peaceable possession of the premises covered by each of the Video Leased Property leases or subleases since the commencement of the original term of such lease or sublease.

         (c) Each of the Video Leases is in full force and effect. Neither Video nor any of its Subsidiaries is in breach,

Violation or default under any Video Lease, except for such breaches, Violations or defaults as do not, individually or in the aggregate, have a Material Adverse Effect. All services contracts covering any portion of the Video Real Estate and the Video Leased Property are in full force and effect and are listed on the Video Disclosure Schedule and true, correct and complete copies thereof have been delivered to IPL.

         (d) There are no assessments affecting the Video Real Estate and, to the knowledge of Video, no assessments are contemplated. There are no Tax abatements or exemptions affecting Video Real Property. All public utilities required for the operation of the Video Real Property either enter the Video Real Property through adjoining public streets, or if they pass through adjoining private land do so in accordance with valid public easements or valid private easements.

         (e) With respect to the Video Real Property and any structures and improvements, whether now existing or under construction relating to said Video Real Property, all existing Video Permits are in full force and effect, and there is no action or proceeding pending or, to the knowledge of Video, threatened which would have the effect of restricting, terminating, penalizing or limiting any of such Video Permits except, in any such case, as would not have a Material Adverse Effect.

         (f) A valid certificate of occupancy exists for each building located on the Video Real Estate and for each leasehold premises of the Video Leased Property.

         (g) As to the Contributed Real Property, prior to the Effective Time (and without giving effect to the Refinancing): there shall be no mortgage indebtedness exceeding in the aggregate $5,000,000; such mortgage(s) shall have been made to institutional lenders on customary terms and conditions for similar type properties, located in similar locations; there shall be no defaults by Video and its Subsidiaries under such mortgage(s) and Video and its Subsidiaries shall have performed all of their obligations thereunder; the mortgagee(s) shall not have waived any obligations of Video and its Subsidiaries under such mortgage(s); and there shall be no pending or threatened actions or proceedings by such mortgagee(s) which could affect the Video Real Property. Video has delivered to IPL a true, accurate, correct and complete copy of all such mortgages.

         (h) All of the preceding representations and warranties shall be true and correct in respect of the Contributed Real Property prior to and as of the Effective Time.

         Section 4.14. Environmental Laws.

         (a) Video and its Subsidiaries are in compliance with all Environmental Laws, and have obtained all necessary licenses and permits required to be issued pursuant to any Environmental Law except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, does not have a Material Adverse Effect. Neither Video nor any of its Subsidiaries has received written notice or written communication from any governmental agency with respect to any Hazardous Materials relative to its operations, property or acts.

         (b) No Judgment has been issued and to Video's knowledge: (i) no Environmental Claim has been filed; (ii) no penalty has been assessed; and
(iii) no investigation or review has occurred or is pending or threatened by any Governmental Entity with respect to any alleged failure by any of Video or any of its Subsidiaries: (A) to have any license and permit required under applicable Environmental Laws in connection with the business, as currently conducted, of Video and its Subsidiaries; or (B) to comply with any Environmental Laws, except for such Judgments, Environmental Claims, investigations or reviews, which would not have a Material Adverse Effect.

         (c) None of Video or any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local Law; and, without limiting the foregoing: (i) no polychlorinated biphenyl is or has been present and to the knowledge of Video no asbestos or asbestos containing material is or has been present; (ii) there are no underground storage tanks or surface impoundments for hazardous materials, active or abandoned; and (iii) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law in the cases of clauses (i) through (iii), at, on or under any site or facility now or previously owned, operated or leased by any of Video and its Subsidiaries; provided, however, the representation in this subsection (c) as to sites or facilities previously owned, operated or leased, is made only with respect to the time of such ownership, operation or lease by Video, any of its Subsidiaries or any of the Stockholders.

         (d) None of Video or any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is: (i) listed on the NPL or any similar state or local list; (ii) listed for possible inclusion on the NPL; or (iii) the subject of enforcement actions by any Governmental Entity that may lead to Environmental Claims against any of Video and its Subsidiaries.

         (e) No Hazardous Material generated by any of Video or its Subsidiaries has been recycled, treated, stored, disposed of or released by any of Video or its Subsidiaries at any location in violation of any applicable Environmental Law except, in any case, as would not have a Material Adverse Effect.

         (f) No site or facility currently, or to the best of Video's knowledge previously owned, operated or leased by any of Video or its Subsidiaries is listed or proposed for listing on the NPL or any similar list of sites requiring investigation or clean-up.

         (g) None of Video or any of its Subsidiaries is required by Law to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the Video Real Property on which such site or facility is located.

         (h) All environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, any of Video or its Subsidiaries in relating to any site or facility now or previously owned, operated or leased by any of Video or its Subsidiaries have been delivered to IPL.

         (i) All of the preceding representations and warranties shall be true and correct in respect of the Contributed Real Property prior to and as of the Effective Time.

         Section 4.15. Contracts. The Video Disclosure Schedule lists all contracts, agreements, commitments or understandings, including, without limitation, the Video Leases, to which Video or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are or may be bound or subject which: (i) provide for payments (whether fixed or contingent) by Video or any of its Subsidiaries in excess of $25,000 during any calendar year; (ii) limit the freedom of Video or any of its Subsidiaries to compete in any line of business or with any Person in any area, or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any assets; or (iii) provide for payments measured by the financial condition, profits, income or operations of Video or any of its Subsidiaries (collectively, together with the Video Leases, the "Video Contracts"). Neither Video nor any of its Subsidiaries is in breach, violation or default under any Video Contract, and no event exists which, with notice or lapse of time or both will constitute such a breach, violation or default, except as does not have a Material Adverse Effect, and, as of the date hereof, no condition exists which will constitute a material breach, violation or default thereunder by Video or any of its Subsidiaries or give rise to any right of termination, cancellation, prepayment or acceleration, and Video is not aware of any material default by other Persons to any Video Contract nor of any event or condition, which in any of the foregoing cases, individually or in the aggregate, has a Material Adverse Effect (whether or not waived).

         Section 4.16. Intellectual Property. Video and its Subsidiaries own, possess or have the right to use all Intellectual Property Rights which are necessary to the conduct of their respective businesses, except where the failure to own, possess or have the right to use such Intellectual Property Rights does not have a Material Adverse Effect. To the knowledge of Video, neither Video nor any of its Subsidiaries is infringing any Intellectual Property Rights of any Person or otherwise violating the rights of any Person which could subject Video or any of its Subsidiaries to liabilities which, individually or in the aggregate, have a Material Adverse Effect or which would prevent Video or any of its Subsidiaries from conducting their respective businesses substantially in the manner in which they are now being conducted and, as of the date hereof, no claim has been made or, to the knowledge of Video, threatened against Video or any of its Subsidiaries alleging any such violation.

         Section 4.17. Related Party Transactions. The Video Disclosure Schedule sets forth all transactions entered into since January 1, 1994 between Video or any of its Subsidiaries on the one hand, and: (i) an officer or director of Video or any of its Subsidiaries; (ii) a record or beneficial owner of five percent (5%) or more of the voting securities of Video; or (iii) an Affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Video or its Subsidiaries or reimbursement by Video or its Subsidiaries of expenses in the ordinary course of business to Video or its Subsidiaries.

         Section 4.18. No Undisclosed Material Liabilities. As of the date hereof, neither Video nor any of its Subsidiaries had any liabilities or other obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, are material to Video and its Subsidiaries, taken as a whole, and, to the knowledge of Video, no basis exists for the assertion against Video or any of its Subsidiaries of any such liabilities or obligations other than: (i) liabilities provided for in the audited consolidated balance sheet of Video as of June 30, 1996 (or disclosed in the notes thereto) included in the Video Financial Statements; (ii) liabilities provided for in the unaudited consolidated balance sheet of Video as of March 31, 1997; (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 1997, or which in the aggregate are not material to Video and its Subsidiaries, taken as a whole; (iv) liabilities under this Agreement; and (v) liabilities provided for in the Special Purpose Balance Sheet..

         Section 4.19. Certain Agreements. Neither Video nor any of its Subsidiaries is a party to any: (i) agreement with any director, officer or other employee of Video or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Video of the nature contemplated by this Agreement; or (ii) agreement or plan (including Video Benefit Plans), any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         Section 4.20. Brokers or Finders. Video represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person retained by any such entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Alex. Brown & Sons Incorporated, all of whose fees and expenses will be paid by Video (or, in the event the Merger is completed, by the Surviving Corporation) in accordance with Video's agreement with such firm.

         Section 4.21. Subsidiaries. Other than as disclosed on the Video Disclosure Schedule, Video does not own or control, or have any ownership interest in or any obligation to acquire an ownership interest in, either directly or indirectly, any other Person.

         Section 4.22. Title to and Condition of Certain Personal Property. The Video Disclosure Schedule contains a list of all machinery, equipment, fixtures and other tangible personal property (including capital leases) owned by Video or any of its Subsidiaries (collectively, the "Video Personal Property") (other than items having a book value of less than $25,000 individually). Video and its Subsidiaries have (or at Closing will have) good title to all Video Personal Property, including the Video Personal Property listed on the Video Disclosure Schedule, free and clear of all Liens.

         Section 4.23. Status of Agreements and Business Relationships. All Video Contracts, Video Leases, Video Benefit Plans, and all policies and licenses disclosed or required to be disclosed on the Video Disclosure Schedule are valid and in full force and effect, except, in any case, as would not have a Material Adverse Effect.

         Section 4.24. Customers and Suppliers. The Video Disclosure Schedule sets forth a list of: (i) the ten (10) largest customers of each of Video and its Subsidiaries in terms of sales during the fiscal year ended June 30, 1996; and (ii) the ten (10) largest suppliers of each of Video and its Subsidiaries in terms of purchases during the fiscal year ended June 30, 1996. Except as set forth on the Video Disclosure Schedule, there has not been any material adverse change in the business relationships of Video and its Subsidiaries with any such customer or supplier identified on the Video Disclosure Schedule. Except for the customers and suppliers listed on the Video Disclosure Schedule, Video and its Subsidiaries have no customer who accounted for more than five percent (5%) of its sales during the fiscal year ended June 30, 1996, or any supplier from whom it purchased more than five percent (5%) of the goods or services that it purchased during the fiscal year ended June 30, 1996. Except as set forth on the Video Disclosure Schedule, no Affiliate of Video or other related party is a supplier to or a customer of Video or its Subsidiaries.

         Section 4.25. Absence of Certain Commercial Practices. Neither Video nor any of its Subsidiaries, nor, to the knowledge of Video, any director, officer, agent, employee or other Person acting on behalf of Video or any of its Subsidiaries, has: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other Person who is or may be in a position to help or hinder Video or any of its Subsidiaries or assist Video or any of its Subsidiaries in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of Video or any of its Subsidiaries, or which, if not continued in the future, might materially and adversely affect the business or prospects of Video or any of its Subsidiaries; or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Video nor any of its Subsidiaries, nor, to the knowledge of Video, any director, officer, agent, employee or other Person acting on behalf of Video or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures.

         Section 4.26. Books and Records. The books of account, minute books, stock record books and other records of Video and its Subsidiaries, all of which have been made or will be made available to IPL, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects. At the Closing, all of those books and records will be in the possession of Video and its Subsidiaries.

         Section 4.27. Spin-Off Transaction and Contribution Transaction.

         (a) Each party to the Contribution Agreement has all necessary corporate power and corporate authority to execute and deliver the Contribution Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Contribution Agreement and the consummation of the transactions contemplated thereby and by the Spin-Off Transaction have been duly authorized by all necessary corporate action on the part of all parties thereto. The Contribution Agreement has been, or will be prior to the Effective Time, duly executed and delivered by each party thereto and constitutes, or will constitute, the valid and binding agreement of the parties thereto, enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency Laws and by other Laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

         (b) The execution and delivery of the Contribution Agreement by the parties thereto and the consummation of the transactions contemplated thereby and by the Spin-Off Transaction does not nor will not: (i) conflict with, or result in any Violation or breach of any provision of the Certificate of Incorporation or By-Laws of any party thereto; or (ii) assuming the consents, approvals, authorizations or permits and filings or notifications listed on the Video Disclosure Schedule are duly and timely obtained or made, result in any Violation of any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Video Benefit Plan or other agreement, obligation, instrument, Video Permit, concession, franchise, license, Judgment or Law applicable to Video or any of its Subsidiaries or any of the other parties thereto or their respective properties or assets, except for such Violations that, individually or in the aggregate, do not have a Material Adverse Effect .

         (c) Except as disclosed on the Video Disclosure Schedule (and the filing of the merger certificate required pursuant to the mergers contemplated in the Contribution Agreement), no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity or any other Person is required by or with respect to any party to the Contribution Agreement or the Spin-Off Transaction to validly execute and deliver the Contribution Agreement or to consummate the transactions contemplated thereby and by the Spin-Off Transaction.

         (d) No liability or other obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) of Video or any of its Subsidiaries or of IPL or any of its Subsidiaries after the Merger will result from or arise out of the consummation of the transactions contemplated by the Contribution Agreement or the Spin-Off Transaction, the existence of which constitutes a breach of the representation and warranties set forth in this Article IV.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         Each Stockholder hereby represents and warrants (all such representations being made by such Stockholder with respect to himself only), severally and not jointly, to IPL as follows:

         Section 5.1. Ownership of Video Common Stock. Such Stockholder is the lawful owner of the shares of Video Common Stock set forth by him on the Video Disclosure Schedule, free and clear of all Liens and (except as set forth on the Video Disclosure Schedule) options of any nature, and such shares of Video Common Stock are validly issued, fully paid and nonassessble and not subject to preemptive rights, subject to any options granted in accordance with the terms of Section 7.7 hereof.

         Section 5.2. Authority Relative to this Agreement.

         (a) (i) Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has executed a unanimous written consent pursuant to which such Stockholder has approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder.

             (ii) This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes the valid and binding agreement of IPL, constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency Laws and by other Laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

         (b) The execution and delivery of this Agreement by such Stockholders does not, and the consummation of the transactions contemplated hereby by such Stockholder will not, result in any Violation of any Judgment or Law applicable to such Stockholder or his properties or assets, except for such Violations that, individually or in the aggregate, would not have a Material Adverse Effect with respect to Video or would not otherwise effect the consummation of the Merger.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity or any other Person is required by or with respect to such Stockholder to validly execute and deliver this Agreement or to effect the Merger.

         Section 5.3. Information Supplied. None of the information supplied or to be supplied by such Stockholder, with respect to such Stockholder, for inclusion in: (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and
(ii) the Proxy Statement will, at the date mailed to IPL's stockholders and at the times of any meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 5.4. Restricted Securities. Such Stockholder understands that the shares of IPL Common Stock he is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from IPL in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act and applicable state securities laws only in certain limited circumstances. Each Stockholder acknowledges that he is acquiring such securities for investment and not for distribution except in compliance with the Securities Act, is able to fend for himself, can bear the economic risk of his investment and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the securities to be acquired hereunder. Each Stockholder further acknowledges that he is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and has received all requested documents from IPL and has had an opportunity to ask questions of and receive answers from IPL's officers. The residence address of such Stockholder is as set forth above.


                                   ARTICLE VI
                         COVENANTS RELATING TO CONDUCT
                         OF BUSINESS PENDING THE MERGER

         Except with respect to the Spin-Off Transaction and the Contribution Transaction, during the period from the date of this Agreement to the Effective Time, IPL and Video each agrees as to itself and its Subsidiaries that except as expressly permitted by this Agreement or otherwise agreed in writing (which agreement shall not be unreasonably withheld or delayed) by IPL and Video:

         Section 6.1. Ordinary Course. Its businesses and the businesses of its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice. It shall use commercially reasonable efforts to preserve substantially intact the business organization of itself and its Subsidiaries, to keep available the services of its present officers, employees and consultants (it being understood and agreed that Mr. Arnold P. Ferolito will cease to be an officer or employee of Video or any of its Subsidiaries from and after the Closing) and to preserve its present relationships with customers, suppliers and other Persons with which it has a significant business relationship.

         Section 6.2. Governing Documents. It shall not amend or propose to amend its Certificate of Incorporation or By-Laws or equivalent organizational documents.

         Section 6.3. Issuance of Securities. It shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, sell, redeem, acquire, authorize or propose to issue, deliver, sell, redeem, acquire or authorize any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities or other ownership interest, provided that: (i) IPL shall be permitted to issue shares of IPL Common Stock pursuant to the exercise of stock options outstanding as of the date hereof and listed on the IPL Disclosure Schedule (whether such stock options were issued pursuant to the IPL Option Plan or otherwise); and (ii) Video may issue shares of Video Common Stock in connection with the transactions contemplated in the Contribution Agreement.

         Section 6.4. Dividends; Changes in Stock. It shall not, nor shall it permit any of its Subsidiaries which are not wholly-owned by it or its Subsidiaries to (other than, in the case of IPL, as required in Article V of the Limited Liability Company Operating Agreement of Cognitive Communications, LLC in effect as of the date hereof), nor shall it propose to: (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; or (ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

         Section 6.5. Acquisition Proposals. It will not and will direct its respective officers, directors, employees and any investment banker, financial advisor, attorney, accountant or other representative not to: (i) solicit or otherwise encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to it or any of its Subsidiaries; or (ii) agree to or endorse any Acquisition Proposal with respect to it or any of its Subsidiaries or engage in negotiations, provide any nonpublic information to, or have any discussions with, any Person relating to any Acquisition Proposal, with respect to it or any of its Subsidiaries.

         Section 6.6. No Acquisitions. It shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or in any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any material amount of assets. Notwithstanding anything contained herein to the contrary (including, without limitation, in this Section 6.6 and in Sections 6.5 and 7.4), nothing contained in this Agreement shall prohibit either IPL or Video from: (a) furnishing information to, or entering into discussion or negotiations with, any Person that makes an unsolicited contact in connection with an Acquisition Proposal if, and only to the extent that, such company's Board of Directors determines in good faith, based upon the advice of its outside legal counsel, that such action is required for such Board of Directors to comply with its fiduciary duties to such company's stockholders imposed by Law; or (b) taking or disclosing to such company's stockholders a position with respect to any Acquisition Proposal or the Merger that, in the judgment of such Board of Directors, as determined in good faith based upon the advice of its outside legal counsel, is required for such Board of Directors to comply with its fiduciary duties to such company's stockholders imposed by Law, provided that IPL gives Video or Video gives IPL, as the case may be, prior written notice (which notice shall generally describe such action) at least one (1) business day before taking any actions described in Section 6.6(a) or (b).

         Section 6.7. No Dispositions. Other than: (i) as may be required by Law to consummate the transactions contemplated hereby; or (ii) dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to it and its Subsidiaries taken as a whole, it shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of its assets.

         Section 6.8. Indebtedness; Leases. It shall not, nor shall it permit any of its Subsidiaries to, incur any indebtedness for borrowed money (other than in the ordinary course of business and consistent with past practice) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of the debt securities of any of its Subsidiaries or guarantee any debt or debt securities of others or enter into, cancel, surrender, amend or modify any lease or sublease (whether such lease is an operating or capital lease) or permit, allow or suffer any of its assets to be subject to any Lien (other than a Permitted
Lien), other than in each case in the ordinary course of business, except that:
(i) Video may transfer to an Affiliate in connection with the Spin-Off Transaction, release, or otherwise terminate, any and all obligations with respect to those certain loans made by Video or its Subsidiaries to certain of the officers of Video or to the Stockholders or their Affiliates, which loans are described or referred to on the Video Disclosure Schedule, the Video Financial Statements or the Special Purpose Balance Sheet; and (ii) the Stonehurst Lease may be modified in the manner set forth in Schedule 6.8 hereof. The parties acknowledge that from time to time, Video and its Subsidiaries provide advances to one another as intercompany transactions. Those advances are reflected as equity on the books and records and financial statements of Video and shall not be deemed to constitute indebtedness of any person following the consummation of the Merger. Any such advances, from and after the date hereof until the Effective Time of the Merger, shall be incurred only in the ordinary course of business in a manner consistent with past practices.

         Section 6.9. Advice of Changes; Filings. It shall confer on a regular and frequent basis with the other corporate party hereto, report on operational matters and promptly advise the other in writing of any change or event occurring after the date hereof having a Material Adverse Effect. It shall promptly provide the other corporate party hereto (or its counsel) with copies of all filings made by it with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         Section 6.10. Employee Arrangements. Except as set forth in the IPL Disclosure Schedule or the Video Disclosure Schedule, as applicable, it shall not and shall not permit any of its Subsidiaries to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, or modify, change, terminate or supplement its employee benefits, except for increases in salary or wages of employees (other than officers of it or any of its Subsidiaries (whether in such capacity or otherwise)) in accordance with past practices; (ii) except as provided in accordance with the provisions of any employee benefit plan or arrangement in effect on the date hereof, grant any severance or termination pay to, or enter into any employment or severance agreement with, any officers or employees of it or any of its Subsidiaries; (iii) enter into or amend any collective bargaining agreement; or
(iv) establish, adopt, enter into or amend any employee benefit or fringe benefit plans or arrangements for the benefit of any directors, officers or employees of it or any of its Subsidiaries, including, without limitation, any plans or arrangements of the type referred to in Sections 3.9 and 4.9 hereof. For the purposes of this Section 6.10, the term officer shall have the meaning set forth in Rule 16a-1 of the Exchange Act.

         Section 6.11. No Dissolution, Etc. Neither it nor any of its Subsidiaries shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

         Section 6.12. No Action. It shall not, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action: (i) that is reasonably likely to make any of its representations or warranties hereunder inaccurate; or (ii) is prohibited pursuant to the provisions of this Article VI.


                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

         Section 7.1. Preparation of the Registration Statement and Proxy Statement.

         (a) IPL agrees that as promptly as practicable it shall prepare and file the Proxy Statement with the SEC and prepare and file with the SEC (and thereafter maintain in effect) the Registration Statement so as to register the resale by the Stockholders (pursuant to Rule 415 promulgated pursuant to the Securities Act, or any successor rule or regulation) of all of the shares of IPL Common Stock to be acquired by them pursuant to this Agreement. IPL shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date and to obtain all necessary state securities Laws or "blue sky" permits, approvals and registrations in connection with the issuance of IPL Common Stock in the Merger pursuant to this Agreement and sales of IPL Common Stock pursuant to the Registration Statement.

         (b) In connection with the foregoing, Video and each of the Stockholders shall supply to IPL (and be responsible for) such information related to Video and such Stockholders as is required to be included in the Proxy Statement and the Registration Statement. If at any time prior to the Effective Time any event with respect to Video or any of its Subsidiaries or a Stockholder or with respect to other information supplied by Video or a Stockholder for inclusion in the Proxy Statement or the Registration Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Video or such Stockholder, as the case may be, shall provide written notice thereof to IPL and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of IPL.

         (c) If, at any time prior to the Effective Time, any event with respect to IPL or any of its Subsidiaries or with respect to other information supplied by IPL for inclusion in the Proxy Statement or the Registration Statement shall occur, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of IPL.

         Section 7.2. Letters of Accountants. Video shall use commercially reasonable efforts to cause to be delivered to IPL and Video a letter of E&Y, Video's independent public accountants, addressed to each such party, and IPL shall use commercially reasonable efforts to cause to be delivered to IPL and Video a letter of Arthur Andersen LLP ("Andersen"), IPL's independent public accountants, addressed to each such party, in each case in form and substance satisfactory to each of IPL and Video, containing statements and information of the type customarily included in accountants' "Comfort Letters" to underwriters with respect to the historical and pro forma financial statements and certain financial and statistical information pertaining to IPL and Video contained in proxy statements similar to the Proxy Statement and registration statements similar to the Registration Statement.

         Section 7.3. Access to Information. From the date hereof to the Effective Time, each of IPL and Video agrees that it shall (and shall cause each of its respective Subsidiaries to) afford to the other, and the officers, employees, accountants, counsel and other representatives of the other, access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records (including tax returns), and shall furnish to the other party all financial, operating and other data and information as the other party, through its officers, employees or agents, may reasonably request. The confidentiality agreements dated January 13, 1997 and January 14, 1997 between IPL and Video (the "Confidentiality Agreements") and the activities contemplated thereby shall continue in full force and effect and shall apply to all information provided pursuant to this
Section 7.3.

         Section 7.4. Meeting of IPL Stockholders. Subject to IPL's ability to terminate this Agreement pursuant to and in accordance with the terms of
Article IX hereof and to take such actions as are permitted pursuant to Section
6.6 hereof: (i) IPL shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders for the purpose of conducting the IPL Vote; (ii) IPL will, through its Board of Directors, recommend to its stockholders approval of such matters and shall use commercially reasonable efforts to obtain approval and adoption of this Agreement and the transactions contemplated hereby by its stockholders; and (iii) IPL shall use commercially reasonable efforts to hold such meeting as soon as practicable after the date hereof.

         Section 7.5. Legal Conditions to Merger. Each of Video and IPL will take all reasonable actions necessary to comply promptly with all legal requirements which may be applicable with respect to the Merger (including furnishing all information required in connection with obtaining approvals of, or making filings with, any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger.

         Section 7.6. NASDAQ. Prior to the Effective Time, IPL shall use commercially reasonable efforts to cause all of the shares of IPL Common Stock issuable to the Stockholders in the Merger to be approved for inclusion on The Nasdaq Stock Market, subject to official notice of issuance.

         Section 7.7. Management Options. After the Effective Time, the Stockholders shall not grant any options to purchase IPL Common Stock to any former employee or director of Video or its Subsidiaries, or any employee or director of IPL or its Subsidiaries, if any such options are granted at an exercise price less than the "fair market value" (as defined in the IPL Option
Plan) per share of IPL Common Stock on the date of grant and, as a result thereof, such grant would be considered executive compensation from IPL from a financial reporting point of view, unless such grant is approved by a majority of the members of Board of Directors of the Surviving Corporation. Notwithstanding the foregoing, the grants of options set forth on Schedule 7.7 attached hereto shall be permitted. Anything herein to the contrary notwithstanding, on or prior to the Effective Time the Stockholders may grant to employees, consultants and officers of Video, IPL and their respective Subsidiaries, options to purchase shares of Video Common Stock which, following the Merger will convert into the right to purchase shares of IPL Common Stock on terms consistent with Schedule 7.7.

         Section 7.8. Fees and Expenses. Except as otherwise provided in
Article IX, in the event the Merger is not consummated, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses. In the event the Merger is consummated, all Expenses incurred by the parties hereto in connection with the Merger and the other transactions contemplated hereby will be paid by the Surviving Corporation.

         Section 7.9. Indemnification.

         (a) For a period of six (6) years after the Effective Time, IPL shall not amend Article 9 of its Certificate of Incorporation (as in effect at the Effective Time) in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to and at the Effective Time were or are directors or officers of IPL in respect of their terms of office or acts or omissions occurring at or prior to or after the Effective Time (including, without limitation, the transactions contemplated by this Agreement) unless such amendment or modification is required by Law.

         (b) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer, employee, fiduciary and agent of each of the Constituent Corporations and their respective Subsidiaries, and each fiduciary and agent of each such director and officer (collectively, the "Fiduciary Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director, officer, employee, fiduciary or agent, whether occurring before or after the Effective Time, until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Fiduciary Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Fiduciary Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under the DGCL). In the event of any such claim, action, suit, proceeding or investigation, the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Fiduciary Indemnified Parties, which counsel selected by the Fiduciary Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably delayed or withheld); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 7.9 to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Fiduciary Indemnified Parties in any single action except to the extent that two or more of such Fiduciary Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Fiduciary Indemnified Parties at the expense of the Surviving Corporation; and provided further that, in the event that any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

         (c) The Surviving Corporation shall use its reasonable efforts to maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by IPL and Video (provided that the Surviving Corporation may substitute therefor policies containing terms and conditions (including, without limitation, the amounts of coverage) which are not materially less favorable) with respect to matters occurring prior to the Effective Time provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.9(c) more than an amount per year equal to 150% of current annual premiums paid by IPL and Video for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 150% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 150% of current annual premiums. Notwithstanding the foregoing, the board of directors of the Surviving Corporation shall retain the discretion to obtain directors' and officers' liability insurance in such greater amounts as it deems appropriate.

         (d) In the event the Surviving Corporation or its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

         (e) This Section 7.9 is intended to be for the benefit of, and shall be enforceable by, the Fiduciary Indemnified Parties and their respective heirs and personal representatives.

         Section 7.10. Additional Agreements; Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Video and IPL agree to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other. Video shall use commercially reasonable efforts to cause all of the conditions to the obligations of IPL set forth in Sections 8.1 and 8.2 to be satisfied. IPL shall use its commercially reasonable efforts to cause all of the conditions to the obligations of Video set forth in Sections 8.1 and 8.3 hereof to be satisfied. Video shall use commercially reasonable efforts to file or obtain all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or other Persons required in connection with the consummation of the Merger as set forth on the Video Disclosure Schedule. IPL shall use commercially reasonable efforts to file or obtain all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or other Persons required in connection with the consummation of the Merger as set forth on the IPL Disclosure Schedule.

         Section 7.11. Reserved Shares of IPL Common Stock. On the date hereof, IPL has, and at and following the Effective Time IPL shall have, sufficient shares of IPL Common Stock reserved for issuance upon conversion of shares of Video Common Stock in the Merger.

         Section 7.12. Tax Treatment. IPL and Video shall each use commercially reasonable efforts to cause the Merger to qualify, and shall not take, and shall use commercially reasonable efforts to prevent any of its Affiliates from taking, any actions that could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

         Section 7.13. Spin-Off Transaction/Insurance. Video and its Subsidiaries shall transfer or otherwise dispose of their ownership interests in: (i) Videotape, Video Dub and certain other entities (collectively, "Spin Co.") prior to the Effective Time as set forth in the Section 355 Agreement (the "Section 355 Agreement") attached hereto as Exhibit 7.13; provided that Video may dispose of all or any portion of Spin Co., any assets thereof or any securities in any such entity prior to the Effective Time pursuant to documents: (a) in a form and substance consented to by IPL (such consent to be withheld only in the reasonable exercise of its discretion); and (b) on terms providing that any such transactions shall not be recourse to IPL, its Subsidiary, Video or its Subsidiaries, other than Spin Co.; and (ii) the Covered Insurance Policies, and the loans referred to in Section 6.8(i) hereof which shall be transferred to Spin Co. (collectively, the "Spin-Off Transaction") . Neither Video or any of its Subsidiaries nor IPL or any of its Subsidiaries shall have any liability or other obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) with respect to Spin Co. at and after the Effective Time, other than as set forth on Part (a) of Schedule 7.13 hereto.

         Section 7.14. Contribution Agreement. Prior to the Effective Time, Video shall acquire:

              (i) the land and buildings located at 240 Pegasus Avenue, Northvale, New Jersey and 183 Oak Tree Road, Tappan, New York; and


              (ii) a sublease of the building located at 235 Pegasus Avenue, Northvale, New Jersey (the "Sublease") pursuant to a Contribution Agreement (the "Contribution Agreement") attached hereto as Exhibit
         7.14. The Sublease will be a lease from a newly formed entity owned by Louis H. Siracusano and Arnold P. Ferolito ("Newco") as a single purpose entity formed solely for the purposes of; and the actions of which are limited to, acting as lessor under the Sublease and as lessee under the Existing Sublease, and actions related thereto, all pursuant to documentation reasonably acceptable to IPL and the Stockholders. Contemporaneously with the creation of the Sublease there will be (x) a surrender and termination of the sublease dated July 1, 1996 between L.I.M.A. Partners, as sublessor, and Audio Plus Video International, Inc., as sublessee, and the sublease dated July 1, 1996 between L.I.M.A. Partners, as sublessor, and VSC Corporation, as sublessee (for purposes of this Section 7.14 collectively, "Space Leases"), and (y) the creation of two separate further subleases, respectively between a wholly owned subsidiary of IPL, as lessor, and each of the sublessees of the Space Leases, as lessee under its respective further sublease. The terms of the Sublease will mirror the terms of the Existing Sublease (but will expire one day earlier than the Existing Lease and will require that all payments be made one day earlier than under the Existing Sublease) and, as a result, the lessee thereof will not be required to pay any greater amount as rent to Newco, than Newco has to pay to its landlord under the Existing Sublease.

         Newco will have the right to cure any breach of the Sublease that may result in a breach of the Existing Sublease. IPL will have the right to cure any breach under the Existing Sublease. None of the terms or provisions of the Existing Sublease have been modified or otherwise amended since June 30, 1996 nor will be modified or otherwise amended prior to the Effective Time.

         Section 7.15. Video Subsidiaries. Video shall dissolve, distribute, merge or otherwise eliminate those corporations listed on the Video Disclosure
Schedule in order that VSC Corporation, A.F. Associates, Inc., Video Rentals, Inc., Atlantic Satellite Communications, Inc., Waterfront Communications Corporation and two newly-formed subsidiaries which shall hold real property as a result of the Contribution, shall be the sole Subsidiaries of Video at the Effective Time.

         Section 7.16. (a) Stock Resale Agreement. Prior to the Effective Time, IPL and the Stockholders shall receive an executed copy of an agreement (the "Stock Resale Agreement") in substantially the form of Exhibit 7.16(a) attached hereto.

                       (b) Registration Rights Agreement. Prior to the Effective Time, IPL and the Stockholders shall receive an executed copy of an agreement (the "Registration Rights Agreement") in substantially the form of
Exhibit 7.16(b) hereof.

         Section 7.17. Fairness Opinion. IPL shall use commercially reasonable efforts to cause an investment banker retained by it to provide the IPL Fairness Opinion prior to the execution of this Agreement and to bring the same down, or to reissue the same, immediately prior to the mailing of the Proxy Statement.

         Section 7.18. Committee Review. From time to time (not less than semi-annually), and in addition to its other duties as the audit committee of the Surviving Corporation, the audit committee (which shall be an Independent Committee) shall review the compliance of IPL and Video with the representations and warranties set forth herein and shall report the results of such review to the board of the Surviving Corporation, and, in connection therewith, shall seek such advice and retain such advisors (including, without limitation, legal counsel and accountants) as it shall determine to be appropriate. Upon the vote of a majority of its members, the audit committee shall have sole authority, on behalf of IPL, to exercise any rights on behalf of IPL under Article X hereof and under the Losses Escrow Agreement and shall acknowledge and authorize IPL to perform any obligations or duties it may have under Article X or under the Losses Escrow Agreement.

         Section 7.19. Replacement of Shares. On the date hereof, Mr. Terrence
A. Elkes and Mr. Kenneth F. Gorman shall enter into a letter agreement with VSC in the form attached hereto as Exhibit 7.19 (the "Option Letter Agreement") pursuant to which they acknowledge and agree that: (i) certain options to purchase IPL Common Stock granted to them by Video and the shares of IPL Common Stock underlying such options shall be cancelled and extinguished at the Effective Time as contemplated in Article II hereof; and (ii) at the Effective Time the New Options shall be granted by the Stockholders to Mr. Terrence A. Elkes and Mr. Kenneth F. Gorman.

         Section 7.20. Voting Agreement. On the date hereof, Equitable, Mr. Terrence A. Elkes and the Stockholders shall enter into a Voting Agreement in the form attached hereto as Exhibit 7.20 (the "Voting Agreement") pursuant to which they shall agree to vote all of their shares of IPL Common Stock and Video Common Stock in favor of the Merger and the transactions contemplated in this Agreement.

         Section 7.21. Non-Compete. The parties hereto acknowledge and agree that, following the Effective Time, any agreement existing as of the Effective Time solely between or among the parties hereto and/or any Subsidiary or Affiliate thereof, that constitutes a Non-Compete Agreement, shall, for all purposes, be and be deemed to be, terminated and rendered null and void and of no further force or effect.

         Section 7.22. Tag-Along Rights Agreement. Prior to the Effective Time, the Stockholders shall receive an executed copy of an agreement (the "Tag-Along Rights Agreement") in substantially the form of Exhibit 7.22 attached hereto.


                                  ARTICLE VIII
                              CONDITIONS OF MERGER

         Section 8.1. General Conditions to Obligation of IPL and Video. The respective obligations of each of IPL and Video to engage in the Closing and to effect the Merger, shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. This Agreement and the transactions contemplated herein (including, the amendment to IPL's Certificate of Incorporation increasing the number of authorized shares of IPL Common Stock and changing IPL's corporate name and the election of the directors identified in Exhibit 1.3(b), in each case as contemplated by Section 1.3) shall have been approved by the IPL Vote.

         (b) NASDAQ Listing. IPL shall have filed a Notification Form for Listing of Additional Shares with The Nasdaq Stock Market with respect to the IPL Common Stock issuable to the Stockholders in the Merger and the same shall be properly filed and fully paid.

         (c) Employment Agreements. The Surviving Corporation shall have entered into an employment agreement with Mr. Louis H. Siracusano (the "Siracusano Employment Agreement") and with Mr. Donald H. Buck (the "Buck Employment Agreement") in the forms attached hereto as Exhibit 8.1(c)(a) and
Exhibit 8.1(c)(b), respectively.

         (d) Other Approvals. Other than the filings provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or other Persons required in connection with the consummation of the Merger as set forth on the IPL and Video Disclosure Schedules shall have been filed or obtained. IPL shall have received all state securities Laws or "blue sky" permits and authorizations necessary to issue IPL Common Stock in the Merger and to enable the Stockholders to effect the Permitted Sale.

         (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         (f) No Injunction or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (an "Injunction") prohibiting the consummation of the Merger or any of the other transactions contemplated herein shall be in effect; provided, however, that, prior to invoking this condition, the Person subject to any such Injunction shall use commercially reasonable efforts to have any such Injunction vacated, except as otherwise contemplated by this Agreement.

         (g) Accountants' Letters. E&Y and Andersen shall have delivered the letters contemplated by Section 7.2 hereof.

         (h) Financings. A refinancing (the "Refinancing") of the indebtedness and other obligations of IPL and its Subsidiaries and Video and its Subsidiaries (including, without limitation, those of Spin Co. under agreements set forth on the Video Disclosure Schedule) on the terms set forth in the commitment letter from Key Bank dated June 11, 1997, and on such other terms as are reasonably satisfactory to IPL and Video shall close substantially simultaneously with the Closing. That transaction will involve, among other things, either: (i) the refinancing of any or all of the mortgages on real property disclosed on the Video Disclosure Schedule; or (ii) the assumption of any or all such mortgages by IPL and/or its Subsidiaries, together with the release of all existing guarantees and obligations of the Stockholders in respect thereof.

         (i) No Pending Proceedings. Neither IPL nor Video, nor their respective Subsidiaries, shall be required by the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Entity to hold separate, sell or otherwise dispose of any Subsidiary or assets or properties, the effect of any of which would be to materially impair the value of the Merger.

         (j) Fairness Opinion. The IPL Fairness Opinion contemplated in Section
7.17 (and the bring down and reissue thereof) shall have been obtained.

         (k) Losses Escrow Agreement. The parties shall have received a fully executed copy of an agreement (the "Losses Escrow Agreement") in substantially the form of Exhibit 8.1(k) attached hereto.

         (l) Qualification To Do Business. IPL shall have been qualified to do business in the State of New Jersey.

         Section 8.2. Additional Conditions to Obligation of IPL. The obligation of IPL to engage in the Closing and to effect the Merger is also subject to the following conditions (any one or more of which may be waived by IPL, but only in a writing signed by IPL):

         (a) Representations and Warranties. Any representation or warranty of Video or the Stockholders contained in this Agreement which is qualified as to materiality shall be true and correct and any such representation or warranty that is not so qualified shall be true and correct in any material respect, in each case as if such representation or warranty was made on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except that any such representation or warranty made with reference to a specified date shall have been true on and with reference to such date.

         (b) Agreements and Covenants. Video shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement.

         (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to Video.

         (d) Compliance Certificate. Video shall have delivered to IPL a certificate, dated the Closing Date, signed on behalf of Video by the Chairman, President or any Vice-President of Video, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 8.2 including appropriate certification of Video's and its Subsidiaries' by-laws, articles of incorporation, and corporate resolutions and the incumbency of certain of its officers.

         (e) Stock Resale Agreement. IPL shall have received a fully executed copy of the Stock Resale Agreement.

         (f) Contribution Agreement. Video shall have entered into and consummated the transactions contemplated in the Contribution Agreement without any waiver of any of the conditions precedent to the closing thereof and shall have delivered to IPL copies of the title commitments with respect to the Contributed Real Property.

         (g) Videotape and Video Dub. Video shall have completed the Spin-Off Transaction.

         (h) Environmental Reports. EEA, Inc., an environmental consulting company, shall have completed an environmental review of the Video Real Property, the results of which shall be reasonably satisfactory to IPL (it being understood and agreed that it would be unreasonable to object to any matter set forth in the Video Disclosure Schedule).

         (i) Authority. All action required to be taken by, or on the part of, Video to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) shall have been duly and validly taken by the Board of Directors of Video and the Stockholders.

         (j) Opinion of Counsel. IPL shall have been furnished with an opinion of counsel to Video, dated the Closing Date, in the form attached hereto as
Exhibit 8.2(j).

         (k) Approvals and Filings. All approvals, consents, authorizations, licenses and approvals from, and all declarations, filings and registrations with, the third parties set forth on the Video Disclosure Schedule shall have been obtained or made, shall be in full force and effect and shall be reasonably satisfactory in form and substance to IPL and its counsel.

         (l) FIRPTA Certificates. Video shall have delivered to IPL at least five (5) days prior to the Closing Date, an affidavit by Video, dated not more than twenty (20) days prior to the Closing Date, certifying, under penalty of perjury, that Video is not and has not been a United States real property holding corporation (as defined in Section 897(c) (2) of the Code) during the applicable period specified in Section 897(c) (1) (A) (ii) of the Code, and that, as of the Closing Date, interests in Video are not United States real property interests (within the meaning of Section 897(c)(1) of the Code). The aforementioned affidavit shall be in the form and meet the requirements prescribed by the Code and the applicable Treasury Regulations (and shall be acceptable to IPL).

         (m) Estoppel Certificates. Video shall deliver to IPL, at or prior to Closing, an Estoppel Certificate from each of the landlords under each of the Video Leases in substantially the form annexed hereto as Exhibit 8.2(m).

         (n) Certificates of Occupancy. A true, correct and complete copy of a valid Certificate of Occupancy for each building located on the Video Real Estate shall be delivered to IPL at or prior to the Closing.

         (o) Surveys. Video and its Subsidiaries, at their sole expense, shall deliver at or prior to the Closing to IPL as-built surveys of each parcel of land comprising the Video Real Estate as presently exists indicating the true, correct and complete legal descriptions, and delineating the boundary lines of the Video Real Estate, all improvements, rights of way, roads, parking areas, and easements, and contiguous public roads and the names of the record owners of all contiguous property.

         Section 8.3. Additional Conditions to Obligation of Video. The obligation of Video and the Stockholders to engage in the Closing and to effect the Merger is also subject to the following conditions (any one or more of which may be waived by Video or a majority of the Stockholders, but only in a writing signed by Video or such Stockholders):

         (a) Representations and Warranties. Any representation or warranty of IPL contained in this Agreement which is qualified as to materiality shall be true and correct or any such representation or warranty that is not so qualified shall be true and correct in any material respect, in each case as if such representation or warranty was made on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except that any such representation or warranty made with reference to a specified date shall have been true on and with reference to such date.

         (b) Agreements and Covenants. IPL shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement.

         (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to IPL.

         (d) Compliance Certificate. IPL shall have delivered to Video a certificate, dated the Closing Date, signed on behalf of IPL by the Chairman, President or any Vice-President of IPL, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 8.3 including appropriate certification of IPL's by-laws, articles of incorporation and corporation resolutions and the incumbency of certain of its officers.

         (e) Environmental Reports. ESA, an environmental consulting company, shall have completed an environmental review of the IPL Real Property, the results of which shall be reasonably satisfactory to Video (it being understood and agreed that it would be unreasonable to object to any matter set forth in the IPL Disclosure Schedule).

         (f) Authority. All action required to be taken by, or on the part of, IPL to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) shall have been duly and validly taken by the Board of Directors and the stockholders of IPL.

         (g) Opinion of Counsel. Video shall have been furnished with an opinion of counsel to IPL, dated the Closing Date, in the form attached hereto as Exhibit 8.3(g).

         (h) Approvals and Filings. All approvals, consents, authorizations, licenses and approvals from, and all declarations, filings and registrations with, the third parties set forth on the IPL Disclosure Schedule shall have been obtained or made, shall be in full force and effect and shall be reasonably satisfactory in form and substance to Video and its counsel.

         (i) FIRPTA Certificates. IPL shall have delivered to Video at least five (5) days prior to the Closing Date, an affidavit by IPL, dated not more than twenty (20) days prior to the Closing Date, certifying, under penalty of perjury, that IPL is not and has not been a United States real property holding corporation (as defined in Section 897(c) (2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and that, as of the Closing Date, interests in IPL are not United States real property interests (within the meaning of Section 897(c)(1) of the Code). The aforementioned affidavit shall be in the form and shall meet the requirements prescribed by the Code and the applicable Treasury Regulations and shall be reasonably acceptable to Video.

         (j) Registration Rights Agreement. The Stockholders shall have received a fully executed copy of the Registration Rights Agreement.

         (k) Estoppel Certificates. IPL shall deliver to Video, at or prior to Closing, an Estoppel Certificate from each of the Landlords under each of the IPL Leases in substantially the form of Exhibit 8.2(m).

         (l) Certificates of Occupancy. A true, correct and complete copy of a valid Certificate of Occupancy for each building located on the IPL Real Estate shall be delivered to Video at or prior to the Closing.

         (m) Approval. The issuance of shares of IPL Common Stock shall be approved in a manner which satisfies the requirements of Rule 16b-3(d)(1) promulgated under the Exchange Act, in order that such issuance shall be exempt from Section 16(b) as contemplated in such Rule.

         (n) Security Interest. IPL shall enter into a security agreement with each of Mr. Siracusano and Mr. Ferolito granting to each a first priority lien security interest in the Sublease, as collateral security for the obligations of IPL pursuant to Section 10.2(g) hereof.

         (o) Surveys. IPL and its Subsidiaries, at their sole expense, shall deliver at or prior to the Closing to Video as-built surveys of each parcel of land comprising the IPL Real Estate as presently exists indicating the true, correct and complete legal descriptions, and delineating the boundary lines of the IPL Real Estate, all improvements, rights of way, roads, parking areas, and easements, and contiguous public roads and the names of the record owners of all contiguous property.

         (p) Option Plan. The stockholders of IPL shall have approved the New Option Plan.

         (q) Waivers. Jeffrey Kaplan, Martin Irwin, Terrence A. Elkes and Kenneth F. Gorman, shall have executed a waiver in the form attached hereto as
Exhibit 8.3(q) with respect to certain rights under the IPL Option Plan and similar rights under all options granted to them.

         (r) Agreements. IPL shall have entered into agreements with Arnold P. Ferolito and Martin Irwin in the forms attached hereto as Exhibits 8.3(r)(i) and 8.3(r)(ii), respectively.

         (s) Resignation. Video shall have received copies of the resignation by Kenneth F. Gorman and Jeffrey J. Kaplan from all offices and directorships they hold with IPL and its Subsidiaries, all in a form reasonably acceptable to Video.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

         Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of IPL of the matters presented in the Proxy Statement, by IPL or Video as set forth below:

         (a) by mutual consent of the Board of Directors of IPL and the Board of Directors of Video; or

         (b) by IPL by written notice to Video, if: (A) any condition to the obligation of IPL to close contained in Article VIII hereof has not been satisfied by October 15, 1997 (the "End Date") (unless such failure is the result of IPL's breach of any of its representations, warranties, covenants or agreements contained herein); or (B) by the End Date, the conditions to the obligations of Video to close contained in Article VIII hereof (except for those which have not been satisfied as a result of a breach by Video of any of its representations, warranties, covenants or agreements contained herein) have been satisfied (or have been waived) and IPL is ready, willing and able to engage in the Closing but Video fails to engage in the Closing; or

         (c) by Video by written notice to IPL, if: (A) any condition to the obligation of Video to close contained in Article VIII hereof has not been satisfied by the End Date (unless such failure is the result of Video's breach of any of its representations, warranties, covenants or agreements contained herein); or (B) by the End Date, the conditions to the obligations of IPL to close contained in Article VIII hereof (except for those which have not been satisfied as a result of a breach by IPL of any of its representations, warranties, covenants or agreements contained herein) have been satisfied (or have been waived) and Video is ready, willing and able to engage in the Closing but IPL fails to engage in the Closing; or

         (d) by either IPL or Video, in the event that the Board of Directors of the terminating party determines in good faith, based upon the advice of its outside legal counsel, that, under all then relevant circumstances, the failure to do so would be reasonably likely to violate its fiduciary duties to its stockholders under applicable Law (a "Fiduciary Determination"); or

         (e) by IPL, if Montgomery Securities is unable to reissue the IPL Fairness Opinion immediately prior to the mailing of the Proxy Statement if a substantial element of such inability consists of the existence of an Acquisition Proposal with respect to IPL; or

         (f) by Video, if this Agreement shall have been voted on by IPL's stockholders and shall not have been approved by the requisite vote of IPL stockholders under circumstances in which an Acquisition Proposal with respect to IPL has been publicly announced and has not been publicly withdrawn at least five (5) Business Days prior to the latest scheduled date for the IPL Meeting.

         (g) by either IPL or Video, if the condition set forth in Section 8.1(h) is not satisfied by the End Date.

         Section 9.2. Fees and Expenses.

         (a) In the event that: (i) either IPL or Video terminates this Agreement pursuant to Section 9.1(d) or (e) hereof, the terminating party shall pay the non-terminating party, or (ii) Video terminates this Agreement pursuant to Section 9.1(f) hereof, IPL shall pay to Video, in immediately available funds: (A) an amount equal to $250,000; plus (B) the other party's Expenses in an amount which shall not exceed $250,000, in each case payable within ten (10) Business Days after such termination.

         (b) In the event that either IPL or Video terminates this Agreement pursuant to (i) Section 9.1(b)(A) or 9.1(c)(A) as a result of the breach by the non-terminating party of any of its representations, warranties, covenants or agreements contained herein or (ii) Sections 9.1(b)(B) or 9.1(c)(B), the non-terminating party shall pay, in immediately available funds, the terminating party's Expenses, in an amount which shall not exceed $400,000, within ten (10) Business Days after such termination; provided, however, that if, prior to or within four (4) months after such termination, it is publicly announced that the non-terminating party has agreed to, intends to, or will seek to, participate in or complete an Acquisition Proposal, the non-terminating party shall pay to the terminating party, in immediately available funds, an additional amount equal to $250,000 within ten (10) Business Days after such announcement (in addition to the payment provided in preceding clause).

         (c) In the event that either IPL or Video terminates this Agreement pursuant to Section 9.1(g), IPL and Video shall each pay their own Expenses incurred in connection with this Agreement and shall bear in equal part any fees or other amounts payable to any potential financing source pursuant to any written agreement entered into by IPL, Video and such financing source with respect to such financing transaction. Neither IPL nor Video shall execute any documents in connection with the Refinancing without the prior approval of the other party, which approval shall not be unreasonably withheld or delayed.

         Section 9.3. Effect of Termination. Subject to Section 11.11, in the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or their respective directors or officers except: (i) as contemplated in Section 9.2; and (ii) the obligation of the parties under the following provisions of this Agreement, which shall survive such termination: the final sentence of Section 7.3 and Article XI (excluding
Section 11.10).

                                   ARTICLE X
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 INDEMNIFICATION; SHAREHOLDERS' REPRESENTATIONS

         Section 10.1. Survival of Representations and Warranties. All representations and warranties of the parties set forth in this Agreement shall terminate fifteen (15) months following the Closing and shall be of no further force or effect, provided that the representations and warranties made by IPL contained in Sections 3.2, 3.8, 3.9 and 3.14 and the representations and warranties made by Video and the Stockholders contained in Sections 4.2, 4.8, 4.9, 4.14 and 5.1 shall survive until the later of: (i) three (3) years after the Closing; or (ii) in the event that any extension of the applicable statute of limitations relating to any matter contemplated in Sections 3.8, 3.9, 3.14, 4.8, 4.9 or 4.14 is agreed to by IPL and any Governmental Entity, the expiration of such extension. For purposes of this Article X, such representations and warranties shall be deemed to have been given and made at the Effective Time. Following the expiration of the periods set forth above with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation or warranty. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto shall survive the Closing indefinitely (or if indefinite survival is not permitted by Law, then for the maximum period permitted by applicable Law). Anything herein to the contrary notwithstanding, any claim for indemnification that is asserted by written notice which notice specifies in reasonable detail the facts upon which such claim is made as provided in this Article X within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise. The liability of any Person for any breach of any representation or warranty set forth herein shall not be limited by the actual or constructive knowledge of any Indemnified Party or any Affiliate thereof and the existence of any such knowledge shall not constitute a defense to any such indemnification obligation.

         Section 10.2. Indemnification.

         (a) Agreement to Indemnify.

             (i) Subject to the terms of this Article X, each of the Stockholders hereby covenants and agrees to indemnify IPL and its successors and assigns and hold them harmless from and against any and all Losses incurred by any of them resulting from or arising out of any breach of any of the representations, warranties, covenants or agreements made by Video or the Stockholders in this Agreement; provided, however, that: (i) each Stockholder shall have no liability under or in respect of Article V hereof except in respect of those representations and warranties made by that Stockholder; and
(ii) the sole recourse of IPL and its successors and assigns in respect of such Losses resulting from any breach of any representation or warranty or in respect of the Video 7.1 Obligation shall be limited to the rights of such Persons under the Losses Escrow Agreement and the assets held thereunder and such Persons shall have no other right, claim or cause of action with respect to any breach of a representation or warranty or under the Video 7.1 Obligation, against the Stockholders or their assets pursuant to this Agreement or otherwise.

             (ii) Subject to the terms of this Article X, IPL hereby covenants and agrees to indemnify each of the Stockholders and each of their respective estates, heirs, personal representatives and assigns and to hold them harmless from and against any Losses incurred by any of them resulting from or arising out of any breach by IPL of any of the representations, warranties, covenants and agreements made by IPL in this Agreement; provided however that: (A) for purposes of determining the amount of any Losses resulting from any breach of any representation or warranty made by IPL under this Agreement, the amount of such Losses shall be deemed to be equal to 100% of the Losses incurred by IPL which would not have been incurred had such representation and warranty been true and correct, notwithstanding that the Stockholders own IPL Common Stock;
(B) any indemnification payment to the Stockholders in respect of any such Losses for a breach of a representation or warranty by IPL shall be paid in accordance with the Stockholder Percentages; and (C) any such indemnification payment in respect of any breach of a representation or warranty by IPL may, at the option of IPL, be paid in cash or in shares of IPL Common Stock, valued for this purpose at the Market Value as of the date payment is made.

             (iii) Any party may set off any liability or obligation of such party to pay money under this Article X against any obligation or liability of any other party to pay money to such person hereunder and the same shall not be deemed to constitute Losses to the extent claims are set-off against each other for the purpose of determining whether or not Losses in excess of the Video Threshold Amount or the IPL Threshold Amount have occurred; it being understood and agreed that once any applicable indemnification or contribution in respect of a Loss is paid or agreed in writing to be paid or is applied against the Video Threshold Amount or IPL Threshold Amount, as the case may be, it is no longer subject to offset hereunder.

             (iv) Notwithstanding the foregoing, none of the Stockholders nor any of their estates, heirs, personal representatives or assigns shall have any liability for any Loss relating to Taxes caused by any breach of a representation or warranty until the aggregate of such Losses is greater than the amount of the Tax reserves of the Video Entities as of June 30, 1996 which amount is set forth on Part I of Schedule 10.2(a)(iv) hereof next to the caption "Video Reserve," and in the event that such aggregate is in excess of the Video Reserve, IPL shall only be deemed to have a Loss equal to the amount of such excess and any right to be indemnified in respect of any such excess shall be subject to the terms of Section 10.2(b) below.

             (v) Notwithstanding the foregoing, neither IPL nor any of its successors or assigns shall have any liability for any Loss relating to Taxes caused by any breach of a representation or warranty until the aggregate of such Losses is greater than the amount of the Tax reserves of the IPL Entities as of January 31, 1997 which amount is set forth on Part II of Schedule 10.2(a)(iv) hereof next to the caption "IPL Reserve," and in the event that such aggregate is in excess of the IPL Reserve, the Stockholders shall only be deemed to have a Loss equal to the amount of such excess and any right to be indemnified in respect of any such excess shall be subject to the terms of
Section 10.2(b) below.

         (b) Threshold.

             (i) Notwithstanding the provisions of Sections 10.2(a)(i) and 10.2(e), no claim for indemnification or contribution hereunder shall be made against any of the Stockholders hereunder with respect to the breach of any representation or warranty or of the Video 7.1 Obligation, unless and until the aggregate of such Losses of IPL, its successors and assigns against any of the Stockholders which give rise to an indemnity obligation under Section 10.2(a)(i) with respect to the breach of any representation or warranty or of the Video 7.1 Obligation exceeds the Video Threshold Amount in which event the Stockholders shall be required to indemnify IPL, its successors and assigns only for those Losses with respect to the breach of any representation or warranty or of the Video 7.1 Obligation in excess of the Video Threshold Amount, subject to the provisions of Sections 10.2(a)(i), (iii) and (iv) and the limitation contained in Section 10.2(c). The "Video Threshold Amount" is $350,000.

             (ii) Notwithstanding the provisions of Sections 10.2(a)(ii) and 10.2(e), no claim for indemnification or contribution shall be made against IPL hereunder with respect to the breach of any representation or warranty or of the IPL 7.1 Obligation unless and until the aggregate of such Losses of the Stockholders, their heirs, personal representatives and assigns against IPL which give rise to an indemnity obligation under Section 10.2(a)(ii) with respect to the breach of any representation or warranty or of the IPL 7.1 Obligation exceed the IPL Threshold Amount in which event IPL shall be required to indemnify the Stockholders, their heirs, personal representatives and assigns only for those Losses with respect to the breach of any representation or warranty or of the IPL 7.1 Obligation in excess of the IPL Threshold Amount, subject to the provisions of Sections 10.2(a)(ii), (iii) and (v) and the limitation contained in Section 10.2(c), any such payment to be made in proportion to the Stockholder Percentages. The "IPL Threshold Amount" is $350,000.

         (c) Limitation on Indemnity. Notwithstanding the indemnification obligations contained in Section 10.2(a) or the contribution obligation set forth in Section 10.2(e): (i) IPL shall not be required to indemnify the Stockholders, their heirs, personal representatives or assigns in respect of a breach or breaches of any representation or warranty of IPL or of the IPL 7.1 Obligation, or to provide any contribution (with any payment made in the form of IPL Common Stock valued at the Market Value as of the date payment is made) in an aggregate amount in excess of $5,000,000, for all such indemnification and contribution payments; and (ii) the Stockholders in the aggregate shall not be required to indemnify IPL and its successors or assigns in respect of a breach or breaches of any representation or warranty of Video or the Stockholders or of the Video 7.1 Obligation, or to provide any contribution (with any payment made in the form of IPL Common Stock valued at the Market Value as of the date payment is made), in an aggregate amount in excess of $5,000,000 for all such indemnification and contribution payments; provided, however, that the foregoing limitation shall not apply in connection with any breach of any representation or warranty of the Stockholders contained in Sections 5.1 and 5.2(a)(i).

         (d) Indemnification Procedure.

             (i) An Indemnified Party shall provide written notice to each Indemnifying Party of any claim of such Indemnified Party for indemnification under this Agreement promptly after the date on which such Indemnified Party has actual knowledge of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the Indemnifying Parties shall be given reasonable access to any documents or properties within the control of the Indemnified Parties as may be useful in the investigation of the basis for such claim. The failure to so notify the Indemnifying Parties shall not constitute a waiver of such claim but an Indemnified Party shall not be entitled to receive any indemnification with respect to any Losses that occurred directly as a result of the failure of such Indemnified Party to give such notice.

             (ii) In the event any Indemnified Party seeks indemnification hereunder based upon a claim asserted by a third party, the Indemnifying Parties shall have the right (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than twenty (20) days following notice thereof by an Indemnified Party or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that, if the Indemnified Party shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. If the Indemnifying Party does not so choose to defend or prosecute any such claim asserted by a third party for which any Indemnified Party would be entitled to indemnification hereunder, then the Indemnified Party shall be entitled to recover from the Indemnifying Party (subject to the limitations set forth in Section 10.2(b) and (c) above), on a monthly basis, all of the reasonable attorney's fees and other costs and Expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an Indemnifying Party pursuant to this paragraph, the Indemnified Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably delayed or withheld).

             (iii) The Indemnifying Party and the Indemnified Party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to undue risk of loss.

         (e) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided in Section 10.2(a) is applicable in accordance with its terms, but for any reason is held by a court of competent jurisdiction to be unavailable in the event of a Loss incurred due to Violation of the Securities Act or the Exchange Act, the Stockholders shall contribute to the total losses, claims, damages, liabilities and expenses (including reasonable fees and disbursements of counsel and costs of investigation) to which IPL may be subject and IPL shall contribute to the total losses, claims, damages, liabilities and expenses (including reasonable fees and disbursements of counsel and costs of investigation) to which the Stockholders may be subject, in such proportion as shall be appropriate to reflect the relative benefits received by, and the relative fault of, IPL on the one hand and the Stockholders on the other hand, subject to the limitation set forth in Section 10.2(c) hereof and the IPL Threshold Amount or Video Threshold Amount, as the case may be; provided, however that the sole recourse of IPL and its successors and assigns in respect of such Losses shall be limited to the rights of such Persons under the Losses Escrow Agreement and such Persons shall have no other right, claim or cause of action against the Stockholders pursuant to this Agreement or otherwise. Relative fault shall be determined by reference to whether any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by IPL, the Stockholders or Video, and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. IPL, the Stockholders and Video agree that it would not be just and equitable if contributions, fees and disbursements of counsel pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein.

         (f) Adjustment to Conversion Number. After the Effective Time, any amount paid by the Stockholders to IPL, on the one hand, or by IPL to the Stockholders on the other hand, as the case may be, pursuant to this Article X, shall be treated by the parties, for federal and state income tax purposes, as an adjustment to the Conversion Number set forth in Section 2.1(a).

         (g) Leases. IPL hereby covenants and agrees to indemnify each of the Stockholders and each of their respective estates, heirs and personal representatives and to hold them harmless, from and against any and all expenses, costs, losses, claims, liabilities, obligations, fines, penalties and damages, (including, without limitation, reasonable fees and disbursements of counsel and costs of investigation) associated with or relating to any action, matter, fact or thing associated with any breach or default under the Sublease.

         (h) Tax Indemnification. Subject to the terms of this Article X but in no event subject to the limitations set forth in Section 10.2(a)(iv), each of the Stockholders hereby covenants and agrees to indemnify IPL and its successors and assigns and hold them harmless from and against all Losses relating to Taxes (after taking into account utilization of net operating loss and/or tax credit carry-overs of Video) which result from the Contribution or Spin-Off Transactions, including, without limitation, any such taxes which may result from any failure of the Spin-Off Transaction to qualify as a reorganization pursuant to Section 355 of the Code (but not including any Taxes attributable to the ordinary operations of any entity). The obligations under this Section 10.2(h) shall be treated in the same manner as a breach of a representation or warranty and shall be subject to the limitations applicable under this Article X with respect to any such breach.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         Section 11.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made upon receipt, if made or given by hand delivery, telecopier or facsimile transmission, or upon receipt by registered or certified mail (postage prepaid, return receipt requested) at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)      if to IPL:

                       International Post Limited
                       545 Fifth Avenue
                       New York, New York  10017
                       Attention:  President
                       Telephone:  (212) 986-6300
                       Fax:  (212) 986-1364

                       with copies to:

                       Shereff, Friedman, Hoffman & Goodman, LLP
                       919 Third Avenue
                       New York, New York  10022
                       Attention:  Jeffry S. Hoffman, Esq.
                       Telephone:  (212) 758-9500
                       Fax:  (212) 758-9526

              (b)      if to Video:

                       Video Services Corporation
                       240 Pegasus Avenue
                       Northvale, New Jersey  07647-1904
                       Attention: General Counsel
                       Telephone:  (201) 767-1000
                       Fax:  (201) 784-9779
                       with copies to:

                       Gordon Altman Butowsky Weitzen Shalov & Wein
                       114 West 47th Street
                       21st Floor
                       New York, New York  10036-1510
                       Attention:  Keith L. Schaitkin, Esq.
                       Telephone:  (212) 626-0800
                       Fax: (212) 626-0799

              (c)      if to Mr. Siracusano, to:

                       Louis H. Siracusano
                       13 Lexington Lane
                       Montvale, New Jersey  07645
                       Telephone:  (201) 573-8660

              (d)      if to Mr. Ferolito, to:

                       Arnold P. Ferolito
                       c/o Video Services Corporation
                       240 Pegasus Avenue
                       Northvale, New Jersey  07647-1904

              (e)      if to Mr. Buck, to:

                       Donald H. Buck
                       2 Deerburn Court
                       Florham Park, New Jersey  07932

         Section 11.2. Interpretation; Certain Definitions. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Any reference to "the knowledge of" Video or IPL, as applicable, shall be deemed to refer to: (i) in the case of IPL, to the actual knowledge of any of its executive officers; and (ii) in the case of Video, to the actual knowledge of any of its executive officers.

         Section 11.3. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 11.4. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. Except as expressly provided herein, this Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain letter of intent between IPL and Video dated January 7, 1997 as amended from time to time. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no Person shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

         Section 11.5. Governing Law. This Agreement shall be governed by, and interpreted under, the laws of the State of New York applicable to contracts made and to be performed therein without regard to conflicts of law principles, except that the consummation and effectiveness of the Merger shall be governed by, and construed in accordance with, the DGCL.

         Section 11.6. Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby.

         Section 11.7. Publicity. Video and IPL will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or The Nasdaq Stock Market, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

         Section 11.8. Assignment. Prior to the Closing, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, heirs and personal representatives which, in any event, shall not include any purchaser from any Stockholder of any shares of the IPL Common Stock issuable in the Merger, except that a party may transfer this Agreement and any of the rights, interests or obligations hereunder to any Permitted Transferee, and further, provided that any claims, liabilities or other obligations of any of the parties hereto in connection with this Agreement or the transactions contemplated hereby shall not in any way be diminished as a result of any such assignment or a sale by a party hereto of its shares of IPL Common Stock.

         Section 11.9. Remedies Cumulative. Subject to Section 11.11 hereof, all rights, powers and remedies provided under this Agreement shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party.

         Section 11.10. Representations of Video and IPL. (a) All representations and warranties of IPL are made subject to the IPL Disclosure Schedule and all representations and warranties of Video are made subject to the Video Disclosure Schedule, whether or not the representation or warranty itself makes reference to the IPL Disclosure Schedule or Video Disclosure Schedule, as the case may be.

         (b) If the Closing occurs, all representations and warranties (to the extent the same survive the Closing as contemplated in Article X hereof) of:
(i) Video made pursuant to Article IV of this Agreement shall be deemed to be representations and warranties of the Stockholders for purposes of Article X hereof; and (ii) IPL made pursuant to Article III of this Agreement made to Video shall also be deemed to have been made by IPL to each Stockholder for purposes of Article X hereof.

         Section 11.11. Remedies Exclusive. Prior to the Closing, the rights, remedies and obligations of the parties hereto under this Agreement set forth in Article IX hereof shall be deemed to be exclusive of all other rights, remedies and obligations under this Agreement and the related documents that would otherwise be available to the parties hereto at Law, in equity or otherwise. After the Closing, the rights, remedies and obligations under this Agreement and the related documents and agreements of the parties hereto set forth in Article X hereof shall be deemed to be exclusive of all other rights, remedies and obligations under this Agreement that would otherwise be available to the parties hereto.

         Section 11.12. Waiver. IPL hereby waives, and shall cause each of its Affiliates to waive, all rights for contribution or other similar rights of recovery with respect to any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) arising under or relating to environmental laws that IPL or any of its Affiliates might have by statute or otherwise against the Stockholders.

         Section 11.13. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Boards of Directors of Video and IPL at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Stockholders of Video and IPL, no amendment may be made which would require further approval by such stockholders without such further approval and provided further that any amendment after the Effective Time shall be approved by a majority of the members of the Independent Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         Section 11.14. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and
(iii) waive compliance with any of the Agreements or conditions contained herein. Any such extension or waiver shall be valid and binding only if set forth in an instrument in writing signed by the party to be bound thereby. A majority of the members of the IPL Special Committee shall approve any such extension or waiver on behalf of IPL.


                                  ARTICLE XII
                                    GLOSSARY

         The following terms as used in this Agreement shall have the meanings indicated below.

         "Acquisition Proposal" means any proposal or offer involving (i) a merger, consolidation, share exchange, recapitalization, business combination or other similar transaction with respect to any Person or its Subsidiaries;
(ii) any sale, lease, exchange, transfer, or other disposition of any assets of or securities issued or to be issued by, any Person or its Subsidiaries (other than an immaterial portion thereof disposed of in the ordinary course of business) or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of any Person, in each case, other than the transactions contemplated by this Agreement.

         "Affiliate" (and "Affiliates") has the meaning set forth in Regulation 12b-2 promulgated under the Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of
Section 1504 of the Code (or any similar group defined under a similar provision of state, local or foreign Law).

         "Agreement" has the meaning set forth in preamble.

         "Andersen" means Arthur Andersen LLP, IPL's independent public accountants.

         "Associate" (and "Associates") has the meaning set forth in Regulation 12b-2 promulgated under the Exchange Act.

         "Buck Employment Agreement" has the meaning set forth in Section
8.1(c).

         "Business Day" means any day other than: (i) a Saturday or Sunday; or
(ii) a day on which banks in the State of New York are required or permitted to be closed.

         "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, as amended, and the rules and regulations promulgated thereunder.

         "Closing" has the meaning set forth in Section 1.2.

         "Closing Date" has the meaning set forth in Section 1.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreements" has the meaning set forth in Section 7.3.

         "Constituent Corporations" has the meaning set forth in Section
1.3(a).

         "Contributed Real Property" means the real property located in Northvale, New Jersey owned by L.I.M.A. Partners, located at 240 Pegasus Avenue, the leasehold estate in the real property subleased by the successor in interest to L.I.M.A. Partners pursuant to the Sublease, located at 235 Pegasus Avenue, and the real property located in Tappan, New York owned by M.A.L. Partners located at 183 Oaktree Road.

         "Contribution Agreement" has the meaning set forth in Section 7.14.

         "Contribution Transaction" means the transactions contemplated in the Contribution Agreement and Section 7.14 hereto.

         "Covered Insurance Policies" means those policies set forth on Part
(b) of Schedule 7.13.

         "Conversion Number" has the meaning set forth in Section 2.l(a).

         "Delaware Certificate" has the meaning set forth in Section 1.1.

         "DGCL" has the meaning set forth in Section 1.1.

         "E&Y" means Ernst & Young LLP, Video's independent public accountants.

         "Effective Time" has the meaning set forth in Section 1.1.

         "Environmental Claim" with respect to any Person, means any written notice, claim, demand or other communication by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental Entity response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any hazardous material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include any claim by any

Governmental Entity for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of hazardous materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Laws" means any Laws relating to the regulation or protection of human health or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

         "Equitable" means The Equitable Life Assurance Society of the United States, a New York insurance company, and Equitable Deal Flow Fund, L.P., a Delaware limited partnership.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Sublease" means a master lease dated April 5, 1971 between South-Cap Company of West Orange (predecessor in interests of Bergen Vale Associates), as landlord and Bendix Mouldings (predecessors in interest of LIMA Partners) as tenant, with respect to premises, located at 235 Pegasus Avenue, Northvale, N.J.

         "Expenses" means all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of applicable stockholder approvals and all other matters related to the consummation of the transactions contemplated by this Agreement.

         "FCC" means the Federal Communications Commission.

         "Fiduciary Determination" has the meaning set forth in Section 9.1(d).

         "Fiduciary Indemnified Party" has the meaning set forth in Section
7.9.

         "GAAP" means generally accepted accounting principles.

         "DGCL" means Delaware General Corporation Law.

         "Governmental Entity" has the meaning set forth in Section 3.3(c).

         "Hazardous Materials" means any pollutants, hazardous or toxic materials, substances or wastes, including: petroleum and petroleum products and derivatives; asbestos; radon; polychlorinated biphenyls (PCBs); urea-formaldehyde foam insulation; explosives; radioactive materials; and any chemicals, materials or substances designated or regulated, as hazardous or as toxic substances, materials, or wastes under any Environmental Law.

         "Indemnified Party" means any Person entitled to indemnification pursuant to Article X hereof.

         "Indemnifying Party" means any Person obligated to provide indemnification pursuant to Article X hereof.

         "Independent Committee" means a committee of the Board of Directors of the Surviving Corporation which shall consist of at least three (3) "independent directors." For purposes hereof, a person shall be deemed to be an "independent director" if he or she (i) was not an executive officer or employee of, or consultant to, Video or any Subsidiary or Affiliate of Video (other than IPL and its Subsidiaries) at any time during the five (5) years preceding his or her election as a director of the IPL and prior to such five
(5) year period has not served in such capacity for a period exceeding one (1) year, (ii) is not a Stockholder, and (iii) is not a family member (i.e., parent, sibling, grandparent, mother-in-law, father-in-law, spouse, former spouse, child, stepchild, grandchild or any other blood or legal relative) of any executive officer or any other employee or consultant described in clauses
(i) above or of any Stockholder.

         "Injunction" has the meaning set forth in Section 8.1(f).

         "Intellectual Property Rights" has the meaning set forth in Section
3.16.

         "IPL" has the meaning set forth in preamble.

         "IPL Benefit Plans" has the meaning set forth in Section 3.9(a).

         "IPL Common Stock" means the authorized common stock, $.01 par value per share, of IPL.

         "IPL Contracts" has the meaning set forth in Section 3.15.

         "IPL Convertible Notes" has the meaning set forth in Section 3.2(c).

         "IPL Disclosure Schedule" has the meaning set forth in the first paragraph of Article III.

         "IPL Entities" or "IPL Entity" means and includes and is deemed to refer, individually, to IPL and all past and current Subsidiaries of IPL.

         "IPL ERISA Affiliate" has the meaning set forth in Section 3.9(f).

         "IPL Fairness Opinion" has the meaning set forth in Section 3.18.

         "IPL Insurance" has the meaning set forth in Section 3.12.

         "IPL Lease" has the meaning set forth in Section 3.13(a).

         "IPL Leased Property" has the meaning set forth in Section 3.13.

         "IPL Option Plan" means the IPL 1993 Long Term Incentive Plan.

         "IPL Permits" has the meaning set forth in Section 3.11.

         "IPL Personal Property" has the meaning set forth in Section 3.25.

         "IPL Preferred Stock" means the authorized preferred stock, $.01 par value per share, of IPL.

         "IPL Real Estate" has the meaning set forth in Section 3.13.

         "IPL Real Property" has the meaning set forth in Section 3.13.

         "IPL SEC Documents" has the meaning set forth in Section 3.4(a).

         "IPL 7.1 Obligation" means the obligations of IPL under Section 7.1(c) hereof.

         "IPL 10-K" means IPL's Annual Report on Form 10-K for the fiscal year ended July 31, 1996 as filed with the SEC.

         "IPL 10-Q" means IPL's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1997 as filed with the SEC.

         "IPL Threshold Amount" has the meaning set forth in Section 10.2(b).

         "IPL Vote" has the meaning set forth in Section 3.3(a).

         "IRS" means the Internal Revenue Service.

         "Judgment" means any judgment, writ, injunction, determination or decree of or by any Governmental Entity.

         "Law" means any statute, ordinance, code, rule, regulation, ruling, order or other law enacted or adopted by any Governmental Entity.

         "Lien" means any mortgage, deed of trust, lien, claim, pledge, lease, sublease, rights of occupancy, security interest, encumbrance or easement.

         "Losses" means any and all out-of-pocket: (i) expenses; (ii) costs;
(iii) losses; (iv) claims; (v) liabilities; (vi) obligations; (vii) fines;
(viii) penalties and (ix) damages (including, without limitation, reasonable fees and disbursements of counsel and costs of investigations, including those incurred enforcing the terms of this Agreement and the related documents) reduced by (a) the amount of any foreign, United States federal, state and/or local Tax savings ("Tax Benefits") realized by an Indemnified Party arising as a result of any payment made and/or expense or expenditure incurred by an Indemnified Party in respect of any such expenses, costs, losses, claims, liabilities, obligations, fines, penalties and damages (including, without limitation, reasonable fees and disbursements of counsel and costs of investigation) and (b) the amount of any insurance proceeds and any other amount, if any recovered from third parties by the Indemnified Party, or its affiliates with respect to such Losses. In the event that any Tax Benefits are not realized by the Indemnified Party in the year the Loss was incurred, or insurance proceeds are not obtained prior to the time of any indemnification in respect of a Loss based upon the occurrence applicable to the payment of such proceeds, the Indemnified Party shall reimburse the indemnifying party no later than 2 1/2 months after the close of the taxable year of the Indemnified Party in which such Tax Benefits are actually realized or such insurance proceeds are actually received.

         "Losses Escrow Agreement" means the escrow agreement in the form of
Exhibit 8.1(k) hereto entered into between IPL and the Stockholders.

         "Made available" has the meaning set forth in Section 11.2.

         "Management Options" has the meaning set forth in Section 7.7.

         "Market Value" means the average of the closing bid and asked prices of a share of IPL Common Stock on The Nasdaq Stock Market during the five (5) trading days immediately prior to the date such calculation is made, appropriately adjusted for stock dividends, splits, combinations, subdivision, recapitalizations and similar events.

         "Material Adverse Effect" shall mean, with respect to any Person and its Subsidiaries, any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or prospects of such Person and its Subsidiaries, taken as a whole. For purposes of Article III, the term

"Material Adverse Effect" shall be deemed to refer solely to IPL and its Subsidiaries. For purposes of Article IV, the term "Material Adverse Effect" shall be deemed to refer solely to Video and its Subsidiaries.

         "Merger" means the merger of Video with and into IPL.

         "NASD" means the National Association of Securities Dealers, Inc.

         "New Option Plan" means the new option plan for IPL contemplated in the Proxy Statement which will have available for issuance of shares thereunder equal to 735,000.

         "NJBCA" means the New Jersey Business Corporation Act.

         "New Jersey Certificate" has the meaning set forth in Section 1.1.

         "New Options" means options to purchase 30,000 shares of IPL Common Stock granted by the Stockholders in favor of each of Messrs. Elkes and Gorman in replacement of existing options granted by Video with respect to shares of IPL Common Stock owned by Video on substantially the same terms as the existing options.

         "Non-Compete Agreement" means any agreement or obligation that purports to restrict or limit the right or ability of any Person to engage in any investment, activity or line of business.

         "NPL" means the National Priorities List under CERCLA.

         "Permitted Lien" means: (i) any encumbrances disclosed on any financial statement referred to in Section 3.4 or 4.4 hereof; (ii) Tax Liens which are not yet due and payable or which are being contested in good faith and, with respect to which have adequately been provided for on applicable financial statements (whether or not required to be disclosed under GAAP);
(iii) liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security benefits; (iv) mechanics', carriers', workmen's, repairmen's or other like liens arising out of or incurred in the ordinary course of business; (v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vi) liens created by or existing from any litigation or legal proceeding that is being contested and (vii) with respect to real property and interests therein) easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning requirements, rights of way, covenants, consents, agreements, reservations, encroachments, variances and other similar restrictions, charges or encumbrances (whether or not recorded) that do not, individually or in the aggregate, impair the continued use and operation of the assets to which they relate the applicable business.

         "Permitted Sale" means the sales contemplated in Section 7 of the Stock Resale Agreement.

         "Permitted Transferee" means any immediate family member (including without limitation, any spouse or former spouse, child or trust for the benefit of such individuals) or Affiliate or entity owned by one or more such Persons.

         "Person" and "person" shall mean any natural person and any corporation, trust, partnership, limited liability partnership, limited liability company, limited liability corporation, venture or business entity.

         "Proxy Statement" has the meaning set forth in Section 3.3(c).

         "Refinancing" has the meaning set forth in Section 8.1(h).

         "Registration Rights Agreement" has the meaning set forth in Section 7.16(b).

         "Registration Statement" has the meaning set forth in Section 3.3(c).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Siracusano Employment Agreement" has the meaning set forth in Section 8.1(c).

         "Special Purpose Balance Sheet" has the meaning set forth in Section
4.4.

         "Spin-Off Transaction" has the meaning set forth in Section 7.13.

         "Stockholder" means, each individually, Louis H. Siracusano, Arnold P. Ferolito and Donald H. Buck.

         "Stockholder Percentages" means: (i) with respect to Louis H. Siracusano, 46.062%; (ii) with respect to Arnold P. Ferolito, 46.062%; and
(iii) with respect to Donald H. Buck, 7.876%.

         "Stock Resale Agreement" has the meaning set forth in Section 7.16.

         "Stonehurst Lease" means that certain lease agreement between Stonehurst Associates Limited and A.F. Associates, Inc. dated May 9, 1997 with respect to property located at 100 Stonehurst Court, Northvale, New Jersey.

         "Sublease" has the meaning set forth in Section 7.14.

         "Subsidiary" (including, with correlative meaning, "Subsidiaries") means any Person (other than a natural person), whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

         "Surviving Corporation" means IPL after the Effective Time.

         "Tag-Along Rights Agreement" has the meaning set forth in Section
7.22.

         "Tax" or "Taxes" means any United States federal, state, local or foreign tax, levy, imposition, deduction, charge, withholding, premium, custom, duty or other governmental fee or assessment or charge of any kind whatsoever including (without limitation) net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, ad valorem, value added, real estate, transfer, franchise, profits, license, withholding on amounts paid to or by the Surviving Corporation, IPL, Video or any of their respective Subsidiaries, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, or customs duty, together with any interest, penalty, addition to tax or additional amount, whether disputed or not, imposed by any governmental agency or authority (a "Taxing Authority") responsible for the imposition of any such tax on the Surviving Corporation, IPL, Video or any of their respective Subsidiaries.

         "Tax Lien" or "Tax Liens" means any mortgage, pledge, lien, encumbrance, charge, or other security interest for Taxes (other than a lien for current Taxes not yet due and payable).

         "Tax Return" or "Tax Returns" means any United States federal, state, local and/or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Tax Sharing Agreements" means all Tax sharing or similar agreements or arrangements (whether or not written) binding IPL, Video or any of the respective Subsidiaries.

         "The Knowledge Of" has the meaning set forth in Section 11.2.

         "Video" has the meaning set forth in preamble.

         "Videotape" means Videotape Distributors, Inc., a New Jersey corporation.

         "Video Benefit Plans" has the meaning set forth in Section 4.9(a).

         "Video Common Stock" means the common stock, without par value, of Video.

         "Video Contracts" has the meaning set forth in Section 4.15.

         "Video Disclosure Schedule" has the meaning set forth in the first paragraph of Article IV.

         "Video Dub" means Video Dub, Inc., a New Jersey corporation.

         "Video Entities" or "Video Entity" means and includes and is deemed to refer, individually and collectively, to Video and all past and current Subsidiaries of Video.

         "Video ERISA Affiliate" has the meaning set forth in Section 4.9(f).

         "Video Financial Statements" has the meaning set forth in Section
4.4(a).

         "Video Insurance" has the meaning set forth in Section 4.12.

         "Video Lease" has the meaning set forth in Section 4.13(a).

         "Video Leased Property" has the meaning set forth in Section 4.13(a).

         "Video Permit" has the meaning set forth in Section 4.11.

         "Video Personal Property" has the meaning set forth in Section 4.22.

         "Video Real Estate" has the meaning set forth in Section 4.13.

         "Video Real Property" has the meaning set forth in Section 4.13.

         "Video 7.1 Obligation" means the obligations of Video and its Stockholders under Section 7.1(b) hereof.

         "Video Threshold Amount" has the meaning set forth in Section 10.2(b).

         "Violation" has the meaning set forth in Section 3.3(b)

         "Voting Debt" has the meaning set forth in Section 3.2(c).

         IN WITNESS WHEREOF, IPL and Video have caused this Agreement and Plan of Merger to be executed by the respective officers hereunto duly authorized and the Stockholders have hereunto set their hands as of the date first above written.

                                       INTERNATIONAL POST LIMITED



                                       By:
                                          --------------------------------
                                          Title:



                                       VIDEO SERVICES CORPORATION



                                       By:
                                          --------------------------------
                                          Title:



                                       -----------------------------------
                                       Louis H. Siracusano


                                       -----------------------------------
                                       Arnold P. Ferolito


                                       -----------------------------------
                                       Donald H. Buck